SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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HEALTH REVENUE ASSURANCE HOLDINGS, INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada	6411	99-0363866
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

 8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33222
Tel. No.:(954) 472-2340
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share, issuable upon exercise of the Convertible Notes	3,000,000	$0.10	$300,000	$34.38

Total Registration Fees	3,000,000	$0.10	$300,000	$34.38

(1)       This registration statement covers the resale under a separate resale prospectus (the “Resale Prospectus”) by the selling stockholders of the Registrant of) 3,000,000 shares of common stock issuable upon exercise of outstanding convertible notes (the “Convertible Notes”) at an exercise price of $0.10 per share, that were issued in connection with a private placement that closed on May 14, 2012.

(2)       The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on September 10, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains one prospectus as set forth below:

●
Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 3,000,000 shares of common stock issuable upon exercise of outstanding convertible notes at an exercise price of $0.10 per share, that were issued on May 14, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated September_______, 2012

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

3,000,000 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is quoted on the Over-The-Counter Bulletin Board (“OTCBB”) and is not currently listed or quoted for trading on any national securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. Common stock being registered in this registration statement may be sold by selling security holders at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page [*] of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

The date of this prospectus is September 10, 2012

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “HRAH,” “Company,” “we,” “us” and “our” refer to Health Revenue Assurance Holdings, Inc.

Overview

HRAA was incorporated under the laws of the State of Maryland on February 21, 2001 as Healthcare Revenue Assurance Associates, Inc.  Effective June 2001, HRAA changed its name to Health Revenue Assurance Associates, Inc.

Health Revenue Assurance Holdings, Inc., f/k/a Anvex International, Inc., a Nevada corporation (“we” or the “Company”),were incorporated in the State of Nevada on December 13, 2010, with business operations in manufactured stone veneer distribution. On February 10, 2012, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Health Revenue Acquisition Corp., a Nevada corporation and its wholly-owned subsidiary (“Acquisition Sub”), and Health Revenue Assurance Associates, Inc., a Maryland corporation (“HRAA”), pursuant to which Acquisition Sub was merged with and into HRAA, and HRAA, as the surviving corporation, became a wholly-owned subsidiary of ours (the “Merger”). Prior to the closing of the Merger, we transferred all of our operating assets and liabilities to Anvex Split Corp., a Nevada corporation (the “Split-Off Subsidiary”), and contemporaneously with the closing of the Merger, we split-off the Split-Off Subsidiary through the sale of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) to our former sole officer and director (the “Split-Off Shareholder”).  In connection with the Split-Off, an aggregate of 3,500,000 shares of our common stock held by the Split-Off Shareholder were surrendered and cancelled without further consideration.

Pursuant to the Merger Agreement, the Acquisition Sub merged with and into HRAA, with HRAA remaining as the surviving entity after the Merger. As a result of the Merger, we acquired the business of HRAA and will continue the existing business of HRAA as our wholly-owned subsidiary.

On April 13, 2012, the Company’s Board of Directors unanimously approved a change in the Company’s name from Anvex International, Inc. to Health Revenue Assurance Holdings, Inc. (“HRAH”).

Where You Can Find Us

Our principal executive offices are located at 8551 West Sunrise Blvd., Suite 304, Plantation, FL 33322. Our telephone number is (954) 472-2340 and our fax number is (954) 370-0157. Our website is www.healthrevenue.com.

  THE OFFERING

Terms of the Offering
The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

Use of proceeds
We will not receive any of the proceeds from the resale of these shares. See “Use of Proceeds” on page [*] for more information on the use of proceeds. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

OTCBB Trading Symbol	HRAA
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

PRIVATE OFFERING

Concurrently with the closing of the Merger and in contemplation of the Merger, we sold 206,183 shares of our common stock, $0.001 par value (the “Shares”) for gross proceeds of $663,909 at a purchase price of $3.22 per share (the “Purchase Price”) in a private placement offering (the “Offering”). The Offering was being offered with a minimum amount of $470,000 (the “Minimum Offering Amount”) and up to a maximum of $1,500,000 (the “Maximum Offering Amount”).On April 12, 2012, we closed the Offering by selling an additional $346,040 at the purchase price of $3.22 and issuing 107,466 shares of Common Stock. The total raised in the Offering was $1,009,949. As a result of the Offering, after payment of offering expenses including related legal and accounting expenses we received net proceeds of $832,477.25.

On May 14, 2012, we closed on the sale of Convertible Notes in the aggregate amount of $300,000 which convert into 3,000,000 shares of our common stock to certain accredited investors (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the principal sum of the Convertible Notes converted into shares of our common stock at an exercise price of $0.10 per share in July 2012.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

RISK FACTORS

The shares of our common stock being offered are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

Key employees are essential to expanding our business.

Andrea Clark and Robert Rubinowitz are essential to our ability to continue to grow and expand our business. They have established relationships within the industry in which we operate. If they were to leave us, our growth strategy might be hindered, which could materially affect our business and limit our ability to increase revenue.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

After the Merger, Andrea Clark and Robert Rubinowitz were appointed to serve on our Board of Directors. Andrea Clark and Robert Rubinowitz were also appointed as officers of the Company. As a result, we do not have a majority of independent directors serving on our Board. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

Following the Merger, it may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.

We compete with many other companies in the market for contract coding and revenue consulting services which may result in lower prices for our services, reduced operating margins and an inability to maintain or increase our market share.

We compete with other companies in a highly fragmented market that includes national, regional and local service providers, as well as service providers with global operations. These companies have services that are similar to ours, and certain of these companies have substantially greater financial resources than we do. There can be no assurance that we will be able to compete effectively against our competitors or timely implement new products and services. Many of our competitors attempt to differentiate themselves by offering lower priced alternatives to our outsourced medical transcription services and customers could elect to utilize less comprehensive solutions than the ones we offer due to the lower costs of those competitive products. Some competition may even be willing to accept less profitable business in order to grow revenue. Increased competition and cost pressures affecting the healthcare markets in general may result in lower prices for our services, reduced operating margins and the inability to maintain or increase our market share.

Our growth is dependent on the willingness of new customers to outsource their coding work to us.

We plan to grow, in part, by capitalizing on perceived market opportunities to provide our services to new customers. These new customers must be willing to outsource functions which may otherwise have been performed within their organizations. Many customers may prefer to remain with their current provider or keep their coding in-house rather than outsource such services to us. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider’s ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential customers may be reluctant to outsource or change providers of such an important function.

Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

Technology innovations to which our current and potential customers might have access could reduce or eliminate their need for our services. A new or other disruptive technology that reduces or eliminates the use of one or more of our services could negatively impact the need for our services. Our failure to develop, introduce or enhance our services able to compete with new technologies in a timely manner could have an adverse effect on our business, results of operation and financial condition.

Our growth objectives are largely dependent on the timing and market acceptance of our new product offerings, including our ability to continually renew our pipeline of new products and to bring those products to market.

Our ability to continually renew our pipeline of new products and bring those products to market may be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products, obtain adequate intellectual property protection, or gain market acceptance of new products. There are no guarantees that new products will prove to be commercially successful.

The Department of Health and Human Services has announced a delay in initiating the implementation of the ICD-10 system.

In January 2009, the United States Department of Health and Human Services (“HHS”) published a final rule which mandated a change in medicalcoding in United States health care settings from the current system, International Classification of Diseases, 9th Edition, Clinical Modification (ICD9-CM), to the International Classification of Diseases, 10th Edition, Clinical Modification/Procedure Coding System (ICD-10-CM/PCS). Compliancewith this ruling was to be achieved by October 1, 2013. The new, mandated version expands the number of codes from 24,000 to 155,000, making itmore precise and descriptive and more accurately describing the diagnoses and inpatient procedures of care delivered. The transition to ICD-10-CM/PS will require significant business and systems changes throughout the health care industry and will impact all processes and people fromfinance to compliance to doctors.

On April 9, 2012, as published in the Federal Register, citing concerns about the ability of provider groups to meet the looming compliance deadline to adopt ICD-10-CM/PCS, HHS announced a proposed rule which would delay the implementation date by 1 year to October 1, 2014. Interested parties had the ability to comment during a period ending 30 days after the date of the announcement. On Friday, August 24, 2012,HHS has announced the final rule that delays the ICD-10 compliance date from October 1, 2013 to October 1, 2014.The Company anticipates significant revenue growth from the implementation of ICD-10-CM/PCS with thenewly proposed effective date of October 1, 2014.

Risks Related to Our Securities

There is no market for our common stock.

There is currently no market for our common stock. Furthermore, an active trading market for our common stock may never develop or, if developed, it may not be maintained. Our shareholders may be unable to sell their securities unless a market can be established or maintained.

We are subject to penalties if we fail to file a registration statement registering the shares sold in the Offering on time.

Under the Registration Rights Agreement, we are obligated to file a registration statement for the resale under the Securities Act of the shares sold in the Offering within sixty (60) days after the final closing of the Maximum Offering Amount.  We also agreed to use our commercially reasonable efforts to have the registration statement declared effective within one hundred and eighty (180) days of the final closing of the Maximum Offering Amount (or, in the event the registration statement receives a “full review” from the Securities and Exchange Commission, the Effectiveness Deadline will be extended by thirty (30) days). If we do not meet these timelines, then we must pay liquidated damages in the amount of 1% of the purchase price of the shares, per each 30 day period or part thereof, for any such delay, subject to a maximum limit of 15% of the purchase price of the shares. If the Maximum Offering Amount is not sold, we are under no obligation to file the registration statement. Although we believe that we will be able to take all steps necessary to permit the SEC to declare the registration statement effective, it is possible that the SEC may, by application of policies or procedures that vary from past policies and procedures, delay the effectiveness of the registration statement or make it impractical for us to respond to the SEC in a manner that permits it to declare the registration statement effective.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Because we were engaged in a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we were engaged in a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of the common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

When the registration statement required to be filed under the Registration Rights Agreementbecomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement required to be filed under the Registration Rights Agreement, a large number of shares of our common stock would become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a non-affiliate who has held restricted securities for a period of six months may sell such securities into the market and an “affiliate” who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to one percent of the outstanding shares.

Our common stock will be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
●
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our common stock. We plan to retain any future earning to finance growth.

We are an “Emerging Growth Company,” and any decision on our part to comply only with curtained reduced disclosure requirements applicable to “Emerging Growth Company” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to opt in to the extended transition period for complying with the revised accounting standards.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the 5 selling stockholders consist of 3,000,000 shares of common stock issuable upon exercise of the Convertible Notes.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 10, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially	Shares to	Amount Beneficially	Percent Beneficially
	Owned Prior To Offering	be Offered	Owned After Offering	Owed after Offering
Common stock issuable upon exercise of the Convertible Notes:
Donald Luneburg	1,698,787	750,000	948,787	2.47%
Irwin Realty Group Inc. PSP(1)	699,698	500,000	199,698	0.52%
Louis J. Alimena	750,000	750,000	0	0%
William E. Schiffer, JR	1,301,469	750,000	551,469	1.44%
Seth Farbman	250,000	250,000	0	0%
TOTAL	4,699,954	3,000,000	1,699,954	4.43%

(1) Irwin Shapirois the Principal of Irwin Realty Group Profit Sharing Plan. Irwin Shapiro, acting alone, has voting and dispositive power over the shares beneficially owned by Irwin Realty Group Profit Sharing Plan.

To our knowledge, none of the selling stockholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 3,000,000 shares of common stock issuable upon exercise of the Convertible Notes.

Each selling stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2012, there were 35,413,139 shares of common stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

The holders of our common stock currently have: (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Friedman LLP to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

We are a health information management services company specializing in optimizing revenue integrity programs for hospitals and their physicians by providing contract coding, quality coding services, defense auditing for Recovery Audit Contractors (RAC) and Office of Inspector General (OIG) audits, education, and revenue consulting services.  Our goal is to provide timely, accurate and meaningful services with technology and information to support the performance of revenue integrity for hospitals, free-standing surgical centers and physician offices throughout the country.

Corporate History

HRAA was incorporated under the laws of the State of Maryland on February 21, 2001 as Healthcare Revenue Assurance Associates, Inc.  Effective June 2001, HRAA changed its name to Health Revenue Assurance Associates, Inc.    Prior to the closing of the Merger and the closing on at least the Minimum Offering Amount, we transferred all of our operating assets and liabilities to Anvex Split Corp., a Nevada corporation and our wholly-owned subsidiary (the “Split-Off Subsidiary”), and contemporaneously with the closing of the Merger, we split-off the Split-Off Subsidiary through the sale of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) to our former sole officer and director (the “Split-Off Shareholder”).  In connection with the Split-Off, an aggregate of 3,500,000 shares of our common stock held by the Split-Off Shareholder were surrendered and cancelled without further consideration.

Pursuant to the Merger Agreement, the Acquisition Submergedwith and into HRAA, with HRAA remaining as the surviving entity after the Merger. As a result of the Merger, we acquired the business of HRAA and will continue the existing business of HRAA as our wholly-owned subsidiary.

Our Industry

We primarily work with hospitals, physicians and other medical facilities in providing coding services relating to such medical facilities’ process for receiving reimbursement from insurance companies, Medicare and Medicaid. Specifically, our business is focused on offering medical providers with services such as contract coding, billing and coding audits, education services and courses for medical providers, general consulting services and ICD-10 transition guidance. We have provided services for over 900 hospitals across the United States, including NYU Medical Center, Stanford Medical Center, University Medical Center of Tucson Arizona, Hartford Hospital and Henry Ford Medical Center.

ICD-10 Transition

In the short term, the main focus of our business will be with respect to the ICD-10 coding transition. All hospitals and medical providers currently maintain coding personnel in some form that are primarily responsible for seeking reimbursement for patients’ procedures. The current system in place that drives the appropriate medical codes from hospitals/medical facilities to insurance companies is called ICD-9, which was implemented over 30 years ago.

In January 2009, the United States Department of Health and Human Services (“HHS”) published a final rule which mandated a change in medical coding in United States health care settings from the current system, International Classification of Diseases, 9th Edition, Clinical Modification (ICD-9-CM), to the International Classification of Diseases, 10th Edition, Clinical Modification/Procedure Coding System (ICD-10-CM/PCS). Compliance with this ruling was to be achieved by October 1, 2013.  The new, mandated version expands the number of codes from 24,000 to 155,000, making it more precise and descriptive and more accurately describing the diagnoses and inpatient procedures of care delivered.  The transition to ICD-10-CM/PS will require significant business and systems changes throughout the health care industry and will impact all processes and people from finance to compliance to doctors.

On April 9, 2012, as published in the Federal Register, citing concerns about the ability of provider groups to meet the looming compliance deadline to adopt ICD-10-CM/PCS, HHS announced a proposed rule which would delay the implementation date by 1 year to October 1, 2014. Interested parties had the ability to comment during a period ending 30 days after the date of the announcement. HHS has yet to issue its final decision regarding the final implementation date.

The Company anticipates significant revenue growth from the implementation of ICD-10-CM/PCS, whether implemented in October 1, 2013 or the newly proposed effective date of October 1, 2014.

Once  the ICD-10 system is instituted, every single hospital, physician, outpatient facility, health plan payer, insurance organization, as well as Medicare and Medicaid currently subject to the Health Insurance Portability and Accountability Act (“HIPAA”) will be federally mandated to switch from the current code set ICD-9 (24,000 codes) to the new revision called ICD-10 (155,500 codes) (the “ICD-10”). ICD-10 is characterized as being a much more complex and specific coding system. Our business plan focuses on providing our expertise in ICD-10 coding to each hospital, physician, outpatient facility, health plan payer, insurance organization, as well as Medicare and Medicaid currently subject to HIPAA. We believe the federally mandated change to ICD-10 could cause financial issues, as well as other challenges, for hospitals and medical facilities that are not properly prepared for the changeover to the ICD-10 coding system. Furthermore, the change to the ICD-10 coding system will also affect nearly every patient in America and have a dramatic effect on the healthcare coding business.

We believe that we are uniquely capable of providing consulting and related services with respect to the ICD-10 coding transition due to the potential issues that we believe medical providers will experience due to the transition. In that regard, we believe the following are some of the issues that will be experienced due to the changeover:

●	The new system will require time, money and commitment by over 6,000 hospitals, 600,000 physicians and every health insurance provider in the United States.
●	Re-education and training of every Health Information Management (HIM) department is required of every hospital and medical facility in the United States.
●	All claims submitted by hospitals and physicians for reimbursement without utilizing ICD-10 will result in immediate rejection and non-payment.
●	Hospitals and medical facilities will incur massive backlogs in their billing and coding departments. Backlog in coding will lead to greater time between payments and crippling financial deficits.
●	There will likely be an increase in coding errors, resulting in incorrect payments that can lead to hefty fines.
●
Initial estimates based on other countries that have already converted to ICD-10 predict a 50% loss of productivity due to the complexity of the new system - a result of more time being allocated to the preparation of each individual patient case.

●
The sheer number of codes and time for each entry will dramatically impact the workload.  Currently there are not enough coders to meet this demand, resulting in an ongoing shortfall, with an accelerating shortfall anticipated after ICD-10 is implemented.

●	Every discipline in the hospital will be affected as they all revolve around the same coding system.
●
For each code in the ICD-9 format, there will be additional, more descriptive codes in the ICD-10 format. This will greatly increase the quality of patient care, but simultaneously put a burden on hospitals and their medical coders.

●	Currently under ICD-9, hundreds of millions of dollars of revenue are lost each year due to medical coding and billing errors.
●	The average age of a medical coder is 54. It is estimated that 20% of coders plan to retire or change activities because of this transition.

We believe we are able to provide hospitals and medical providers with the ability to effectively transition to ICD-10 and prevent massive backlogs that lead to crippling financial deficits.  Our team of certified coders provides hospitals with the expertise needed to successfully input the proper data set into the Health Information Management (HIM) system which drives reimbursement from insurance providers such as Medicare and Medicaid, as well as private insurance companies.  We offer above industry standards ICD-9 and ICD-10 training to coders, equipping them with the knowledge to effectively assign the appropriate codes. We also conduct medical billing audits, identifying risks of lost revenue and ensuring the correct amounts have been paid. In doing so, we shorten the revenue cycle and prevent financial stress on healthcare providers.

The transition from ICD-9 to ICD-10 will drastically affect the entire healthcare industry, especially patients, hospitals, medical facilities, physicians, insurance providers and the coding workforce. Our goal is to optimize revenue integrity by providing expert contract coding and consulting services to hospitals and medical facilities throughout the United States.  We will implement marketing tools in order to create our own brand identity and leverage this rapidly growing awareness of the upcoming switch to ICD-10 and the potential financial pressure a hospital will face if not properly prepared and trained.

We believe that the following tasks are essential to achieve ongoing success:

●	development of long lasting relationships with new clients and strengthen relationships with existing clients;
●	recruitment and proper training of qualified personnel;
●	appropriate fiscal planning and execution;
●	development of an extensive sales network;

●	effective and broad-reaching promotional programs;
●	connecting effectively with executive-level decision makers of hospitals and medical facilities;
●	accurately and efficiently audit the medical billing records to maximize revenue integrity;
●	ensure that we are supplying hospitals and medical facilities with top quality, certified medical coders;
●	developing and deploying dynamic and effective marketing strategies; and
●	informing healthcare professionals the products, services and benefits of being an HRAA client.

In addition to the above, our ICD-10 coding transition services will also include the training of our client’s staff with respect to the ICD-10 coding system; providing coding resources while the client’s staff is undergoing training; coding resources to handle backlog as productivity levels drop off; and auditing resources to ensure retention and accuracy of the ICD-10 coding.

Products and Services

We provide our customers with customized, hands-on, strategy-focused and in-depth analysis of a hospital’s Revenue Cycle and their compliance, as well as APC and DRG coding and documentation audits. APC Audit Pro software was developed, funded, and is property of the Company and therefore is being acquired along with all other net assets of the Company as part of the merger.   The costs of development of this proprietary software are accountedfor in accordance with ASC 985.

We also offer customized education and certification programs, chargemaster data integrity, reviews, and solutions yielding measurable results, increased productivity, reduced DNFB, improved APC accuracy and optimized Revenue Integrity. We are committed to providing the most intuitive Revenue Integrity solutions in the industry through various means including APC AuditPro™, proprietary internal auditing technology for Outpatient claims. We offer and provide the following products and services:

Contract Coding

We provide hospitals and physicians across the United States with the ability to outsource its coding to us. We will provide them with an experienced team of backlog coders to assist facility coding departments or to outsource the project altogether. Certified AHIMA &AAPC associates are fully trained in both ICD-9 and ICD-10 platforms and supply hospitals and physicians with medical coding and billing expertise, reducing the risk of error while maximizing accuracy, efficiency and profitability.

Billing & Coding Audits

We provide accurate and complete ICD-9 and ICD-10 diagnosis, which increases reimbursement efficiency and maintains compliance initiatives. We audit increase quality control, revenue integrity, and prevent hefty fines for inaccurate or over-coding.

Education

We offer various training and educational opportunities to our clients, including Education Sessions, Hospital Boot Camps, Workshops, and Webinars.

Consulting

Our consulting services provide secure and effective solutions for complex regulatory challenges, internal inefficiencies and revenue cycle analysis.  We work side-by-side with hospitals and their physicians to collaborate on the right solution, which results in a detailed road map, ensuring that the process achieves revenue integrity.

Marketing

Currently, we have launched a new website along with a social media campaign and SEO program. Additionally, we have committed to exhibit at six (6) tradeshows in 2012. We have also launched an adverting campaign that includes advertising on the inside back cover of the American Health Information Management Association Journal for all 12 issues in 2012.

In addition to the above, we plan to utilize the following sales and marketing methods to reach our target markets:

Direct Sales – In addition to our management building sales nationwide, we plan on hiring additional sales people who will target direct institutional healthcare facilities according to geographic area.

Independent Sales Agents – We plan on engaging sales agents throughout the country to sell on a commission plus salary basis. These individuals have background in the healthcare industry and will maintain high-level contacts with the senior management of the healthcare institutions.

Local, Federal and State Industry Associations – We plan on actively developing relationships with the hundreds of medical associations throughout the United States.

Trade Shows and Conferences – We plan on highlighting its products and services at trade shows and industry conferences across the United States, which provide access to key healthcare decision makers and client leads.

Internet Marketing & E-commerce Strategy – We plan to utilize web-based tools and Internet marketing methods to increase the brand name by search engine optimization, mining and partner links.

Public Relations and Branding – Our reputation has been well established in the industry as a result of the success of our founder, Andrea Clark.  We plan on expanding our presence in the public vision and in the healthcare industry by working hand in hand with a top public relations firm.

Subsidiaries

Following the Merger, HRAA became our wholly-owned subsidiary. HRAA has one subsidiary, Dream Reachers, LLC, which is engaged in the rental of real estate.

Competition

Our competition includes companies such as Advance Computer Software Group PLC, Nexus AG, Mediware Info, SHL Telemedicine Ltd., Pro Medicus Ltd., NoemalifeSpA, MedAssets, Medical Columbus AG, Clinical Computing PLC, and Medquist Inc.  However, while we exclusively dedicate our operations to providing coding and billing audits, consulting services, medical backlog coding and staffing, and ICD-10 educational and training services to hospitals and healthcare facilities, none of our competitors provide the full spectrum of these services, specifically backlog coding and staffing.

Regulatory Matters/Compliance

We are not aware of any need for any government approval of our principal products or services. We do not anticipate any governmental regulations on our business.

Intellectual Property

We have a patent pending on our computer software and technology relating to hospital claims auditing system and methods. We filed for this patent with the United States Patent and Trademark Office on October 13, 2006. The patent is currently pending.

Employees

As of June 30, 2012, we had seventy five (75) full-time employees.  None of these employees are represented by collective bargaining agreements and the Company considers it relations with its employees to be good.

Corporation Information

Our principal executive offices are located at 8551 West Sunrise Blvd., Suite 304, Plantation, FL 33322. Our telephone number is (954) 472-2340 and our fax number is (954) 370-0157. Our website is www.healthrevenue.com.

DESCRIPTION OF PROPERTY

The Company’s corporate headquarters is located in Plantation, Florida. The Company currently leases space located at 8551 W. Sunrise Boulevard, Unit 305, Plantation, Florida 33322.

On September 1, 2011, the Company entered into a commercial lease agreement for additional office space.  The lease term is one year with five successive one year renewal options. Lease payments during the first year are approximately $2,500 for one month and $4,400 for the remaining eleven months.  The lease payment amount for any future renewal terms is to be mutually agreed to by the Company and the lessor.

Starting September 1, 2012, the lease has been renewed for three years with a fixed payment of approximately $5,008.10 per month. For each year thereafter of the initial year, the full service price will be subject to an increment of 4%.

Our wholly-owned subsidiary, Dream Reachers, LLC, also owns property located at 8551 W. Sunrise Boulevard, Unit 304, Plantation, Florida 33322. This condominium is located adjacent to our corporate headquarters and we use it for employees and training. There was an original mortgage on the property in the amount of $192,500.

LEGAL PROCEEDINGS

On May 8, 2012, the Company terminated the employment of Keith A. Siddel (“Siddel”) from his position as our Chief Marketing Officer and subsequently amended its complaint to enforce certain non-competition clauses contained in the employment agreement. The Company sought a declaration of its obligations to pay severance under the terms of its then-existing employment agreement with Siddel.

On July 9, 2012, the Company and Siddel entered into a Settlement Agreement to resolve two pending lawsuits arising out of the termination of Siddel’s employment agreement. The lawsuit was initiated by the Company against Siddel, in the United States District Court for the Southern District of Florida.  In addition, Siddel sued the Company in the United States District Court of the District of Colorado.

Pursuant to the Settlement Agreement, Siddel agreed to abolish all claims and lawsuits against the Company and Andrea Clark and Robert Rubinowitz. In exchange the Company has agreed to make eleven (11) payments totaling $232,500 to reacquire his shares. These payments commence July 2012. In addition the Company has agreed to abolish all claims and lawsuits against Siddel.  The Settlement Agreement has a seven (7) day grace period for payments to Siddel, after which time, Siddel may seek court intervention to enforce the payments.  Andrea Clark and Robert Rubinowitz, the Companies Chief Executive Officer and Chief Operating Officer, respectively, have personally guaranteed the payments of the Settlement Agreement.

The Company also issued shares of 3,299,802 as a result of this transaction to four individuals at a price of $.25 per share. These shares were issued in July and will be recorded in the third quarter.

Mr. Siddel resigned any and all positions which he had or presently may have had with the Company.

From time to time, the Company is involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition or cash flows.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board system under the symbol “HRAA” since April 13, 2012.  There has been a limitedtrading market for our Common Stock since July 18, 2012.

The market price of our common stock will be subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

HOLDERS

As of June 30, 2012, we had approximately 46 record holders of our common stock, holding 35,413,139 shares of common stock.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We do not intend to declare dividends in the foreseeable future because we anticipate that we will reinvest any future earnings into the development and growth of our business. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board of Directors in its discretion deems relevant.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is Vstock Transfer, LLC at 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is(212) 828-8436

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of HRAH for the three and six months ended June 30, 2012 and 2011, and for the fiscal years ended December 31, 2011 and 2010 should be read in conjunction with the Selected Consolidated Financial Data, HRAH’s financial statements, and the notes to those financial statements that are included elsewhere in this Current Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Current Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

On February 10, 2012, we entered into an Agreement and Plan of Merger and Reorganization with Health Revenue Acquisition Corp., a Maryland corporation and our wholly-owned subsidiary (“Acquisition Sub”), and Health Revenue Assurance Associates, Inc., a Maryland corporation (“HRAA”), pursuant to which Acquisition Sub was merged with and into HRAA, and HRAA, as the surviving corporation, became our wholly-owned subsidiary (the “Merger”).

HRAA provides medical coding consulting services designed to support the performance of revenue integrity for integrated health systems, hospitals, ambulatory surgical centers and physician practices throughout the United States. The services provided include general consulting, education, training, medical coding auditing, and medical coding input services.

HRAA supports hundreds of major healthcare providers as well as non-profit and publicly owned community healthcare entities with contract coding, billing and coding audits, education, revenue cycle consulting, and transition services.

On April 13, 2012, the Company’s Board of Directors unanimously approved a change in the Company’s name from Anvex International, Inc. to Health Revenue Assurance Holdings, Inc. (“HRAH”).

HRAH has one subsidiary HRAA. HRAA is the sole member of Dream Reachers LLC, engaged in the holding of real estate.

We are subject to risks common to service providers and consulting companies, including competition and the ability to recruit, train, and put in place a sufficient quantity of proficient consultants and medical coders familiar with the requirements of IDC-10-CM/PCS, the uncertainty of future regulatory approvals and laws, the need for future capital and the retention of key employees. We cannot provide assurance that we will generate revenues or achieve and sustain profitability in the future.

Recent Developments

Certain significant items or events must be considered to better understand differences in our results of operations from period to period. We believe that the following items have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations in future periods.

ICD-10-CM/PCS

In January 2009, the United States Department of Health and Human Services (“HHS”) published a final rule which mandated a change in medical coding in United States health care settings from the current system, International Classification of Diseases, 9th Edition, Clinical Modification (ICD-9-CM), to the International Classification of Diseases, 10th Edition, Clinical Modification/Procedure Coding System (ICD-10-CM/PCS). Compliance with this ruling was to be achieved by October 1, 2013.  The new, mandated version expands the number of codes from 24,000 to 155,000, making it more precise and descriptive and more accurately describing the diagnoses and inpatient procedures of care delivered.  The transition to ICD-10-CM/PS will require significant business and systems changes throughout the health care industry and will impact all processes and people from finance to compliance to doctors.

On April 9, 2012, as published in the Federal Register, citing concerns about the ability of provider groups to meet the looming compliance deadline to adopt ICD-10-CM/PCS, HHS announced a proposed rule which would delay the implementation date to October 1, 2014.  Interested parties had the ability to comment during a period ending 30 days after the date of the announcement. HHS has yet to issue its final decision regarding the final implementation date.

The Company anticipates significant revenue growth from the implementation of ICD-10-CM/PCS, whether implemented in October 1, 2013 or the newly proposed effective date of October 1, 2014.

Three months ended June 30, 2012 compared to June 30, 2011

Results of Operations

The following table presents a summary of operating information for the three months ended June 30, 2012 and 2011:

	For the three	For the three
	months	months	Increase/	Increase/
	June 30,	June 30,	(Decrease)	(Decrease)
	2012	2011	($)	(%)

Net Revenue	$1,028,266	$273,890	$754,376	275.4%
Cost of Revenues	453,233	69,642	383,591	550.8%
Gross profit	575,033	204,248	370,785	181.5%

Selling and administrative expenses	1,047,334	146,563	900,771	614.6%
Research and development expenses	20,920	18,000	2,920	16.2%
Depreciation and amortization	12,879	7,487	5,392	72.0%
Interest expense, net	4,922	6,291	(1,369)	(21.8)%
Net income (loss)	$(511,022)	$25,907	$(536,929)	(2072.5)%

Net Revenue:

Net revenue increased by approximately $754,000 or approximately 275%, from approximately $274,000 for the three months ended June 30, 2011 to approximately $1,028,000 for the three months ended June 30, 2012.  The increase was due primarily to increased revenue generated as a result of an increase in business development and marketing efforts put forth by HRAA.

Cost of Revenues:

Cost of revenues increased by approximately $384,000 or approximately 551%, from approximately $70,000 for the three months ended June 30, 2011 to approximately $453,000 for the three months ended June 30, 2012.  The increase was due primarily to greater personnel and related training costs associated with the buildup of the Company’s audit and coding service provider personnel required to service the anticipated increase in service contracts in future periods. Specifically, as of June 30, 2012, the Company employed 71 service provider personnel on staff, who have to go through a period of training, as compared to 4 service provider personnel as of June 30, 2011.

Gross profit:

Gross profit increased by approximately $371,000, or approximately 182%, from approximately $204,000 for the three months ended June 30, 2011 to approximately $575,000 for the three months ended June 30, 2012.  The increase in gross profit was due to the increase in business experienced in the quarter.

Selling and Administrative Expenses:

Selling and administrative expenses were approximately $1,047,000 for the three months ended June 30, 2012, an increase of approximately $901,000 or 615%, from approximately $147,000 for the three months ended June 30, 2011.  The change in the 2012 period compared to the 2011 period was primarily due to:

●
Personnel costs have increased by approximately $584,000 or approximately 1980%, from approximately $30,000 for the three months ended June 30, 2011 to approximately $614,000 for the three months ended June 30, 2012.  The increase is due primarily to increased compensation and related expenses associated with the buildup of the Company’s management, sales and administrative staff in anticipation of growth in business volume.

●
Travel/Business Development has increased by approximately $74,000 or approximately 398%, from approximately $19,000 for the three months ended June 30, 2011 to approximately $93,000 for the three months ended June 30, 2012.  The increase was due primarily to sales team efforts to develop new business growth.

●
Software/technology costs were approximately $7,000 for the three months ended June 30, 2012, an increase of approximately $5,000, or 328%, from approximately $1,500 for the three months ended June 30, 2011.  The change in the 2012 period compared to the 2011 period is related to the increase in the Company’s staff.

●
Professional fees have increased from approximately $13,000 for the three months ended June 30, 2011 to approximately $68,000 for the three months ended June 30, 2012, an increase of approximately $55,000, or 437%.  This increase is attributable to legal and accounting services provided in connection with the merger and two subsequent capital raises, and expenses associated with audit and review services.

●	The remainder of the increase in Selling and administrative expenses is related to costs associated to the company’s business development such as marketing, trade shows and seminars.

Research and Development Expenses:

Research and development expenses were approximately $21,000 for the three months ended June 30, 2012, an increase of approximately $18,000, or 16%, from approximately $2,900 for the three months ended June 30, 2011. The increase was primarily due to expenses associated with the development of the Company’s proprietary software.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses were approximately $13,000 for the three months ended June 30, 2012, an increase of approximately $5,000, or 72%, from approximately $7,000 for the three months ended June 30, 2011. The increase was primarily due to depreciation costs associated with the Company’s purchases for office furniture and computer necessary to support the increase in personnel.

Net Income:

As a result of the above factors, a net loss of approximately $511,000 was recognized for the six months ended June 30, 2012 as compared to net income of approximately $26,000 for the six months ended June 30, 2011, a decrease of approximately $537,000 or approximately 2,072.5%.  The decrease in net income was primarily attributable to the effect of increased expenses related to a) compensation expenses associated with the buildup of service providers and administrative personnel b) increased business development efforts c) increased professional fees.

Six months ended June 30, 2012 compared to the six months ended June 30, 2011

Results of Operations

The following table presents a summary of operating information for the six months ended June 30, 2012 and 2011:

	For the six	For the six
	months	Months	Increase/	Increase/
	June 30,	June 30,	(Decrease)	(Decrease)
	2012	2011	($)	(%)

Net Revenue	$1,634,096	$589,953	$1,044,143	177.0%
Cost of Revenues	884,352	151,098	733,254	485.3%
Gross profit	749,744	438,855	310,889	70.8%

Selling and administrative expenses	1,656,605	310,071	1,346,534	434.3%
Research and development expenses	53,133	38,665	14,468	37.4%
Depreciation and amortization	22,750	14,879	7,871	52.9%
Interest expense, net	10,842	12,609	(1,763)	(14.0%)
Net income (loss)	$(993,586)	$62,631	$(1,056,217)	(1,686.4%)

Net Revenue:

Net revenue increased by approximately $1,044,000 or approximately 177%, from approximately $590,000 for the six months ended June 30, 2011 to approximately $1,634,000 for the six months ended June 30, 2012.  The increase was due primarily to increased revenue generated as a result of an increase in business development and marketing efforts put forth by HRAA.

Cost of Revenues:

Cost of revenues increased by approximately $733,000 or approximately 485%, from approximately $151,000 for the six months ended June 30, 2011 to approximately $884,000 for the six months ended June 30, 2012. The increase was due primarily to greater personnel and related training costs associated with the buildup of the Company’s audit and coding service provider personnel required to service the anticipated increase in service contracts in future periods. Specifically, as of June 30, 2012, the Company employed 71 service provider personnel on staff, who have to go through a period of training, as compared to 4 service provider personnel as of June 30, 2011.

Gross profit:

Gross profit increased by approximately $311,000, or approximately 71%, from approximately $439,000 for the year ended June 30, 2011 to approximately $750,000 for the six months ended June 30, 2012.  The increase in gross profit was due to the increase in business experienced in the quarter.

Selling and Administrative Expenses:

Selling and administrative expenses were approximately $1,657,000 for the six months ended June 30, 2012, an increase of approximately $1,347,000, or 434%, from approximately $310,000 for the six months ended June 30, 2011.  The change in the 2012 period compared to the 2011 period was primarily due to:

●
Personnel costs have increased by approximately $801,000 or approximately 1209%, from approximately $66,000 for the six months ended June 30, 2011 to approximately $867,000 for the six months ended June 30, 2012.  The increase is due primarily to increased compensation and related expenses associated with the buildup of the Company’s management, sales and administrative staff in anticipation of growth in business volume.

●
Travel/Business Development has increased by approximately $168,000 or approximately 391%, from approximately $43,000 for the six months ended June 30, 2011 to approximately $211,000 for the six months ended June 30, 2012.  The increase was due primarily to sales team efforts to develop new business growth.

●
Software/technology were approximately $35,000 for the six months ended June 30, 2012, an increase of approximately $33,000, or 17955%, from approximately $2,000 for the six months ended June 30, 2011.  The change in the 2012 period compared to the 2011 period is related to the increase in the Company’s staff.

●
Professional fees have increased from approximately $26,000 for the six months ended June 30, 2011 to approximately $103,000 for the six months ended June 30, 2012, an increase of approximately $76,000, or 287%.  This increase is attributable to legal and accounting services provided in connection with the merger and two subsequent capital raises, and expenses associated with audit and review services.

●	The remainder of the increase in Selling and administrative expenses is related to costs associated to the company’s business development such as marketing, trade shows and seminars.

Research and Development Expenses:

Research and development expenses were approximately $53,000 for the six months ended June 30, 2012, an increase of approximately $14,000, or 37%, from approximately $39,000 for the six months ended June 30, 2011. The increase was primarily due to expenses associated with the development of the Company’s proprietary software.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses were approximately $23,000 for the six months ended June 30, 2012, an increase of approximately $8,000, or 53%, from approximately $15,000 for the six months ended June 30, 2011. The increase was primarily due to depreciation costs associated with the Company’s purchases for office furniture and computer necessary to support the increase in personnel.

Net Income:

As a result of the above factors, a net loss of approximately $994,000 was recognized for the six months ended June 30, 2012 as compared to net income of approximately $62,000 for the six months ended June 30, 2011, a decrease of approximately $1,056,000 or approximately 1,686.4%.  The decrease in net income was primarily attributable to the effect of increased expenses related to a) compensation expenses associated with the buildup of service providers and administrative personnel b) increased business development efforts c) increased professional fees.

Comparison of the Year Ended December 31, 2011 and 2010

Year ended December 31, 2011 compared to the year ended December 31, 2010

Results of Operation

The following table presents a summary of operating information for the year ended December 31, 2011and 2010:

	For the	For the Year ended
	Year ended	months	Increase/	Increase/
	December 31,	December 31,	(Decrease)	(Decrease)
	2011	2010	($)	(%)

Net Revenue	$1,432,773	$1,136,379	$296,394	26.1%
Cost of Revenues	473,719	294,064	179,655	61.1%
Gross profit	959,054	842,315	116,739	13.9%

Selling and administrative expenses	1,976,655	594,931	1,381,724	232,2%
Research and development expenses	93,489	73,655	19,834	26.9%
Depreciation and amortization	31,362	16,622	14,740	88.7%
Interest expense, net	29,469	14,802	14,667	99.1%
Net income (loss)	$(1,171,921)	$142,305	$(1,314,225)	-923.5%

Net Revenue:

Net revenue increased by approximately $296,000 or approximately 26%, from approximately $1.13 million for the year ended December 31, 2010 to approximately $1.43 million for the year ended December 31, 2011.  The increase was due primarily to increased revenue generated from medical coding audit services provided by HRAH.

Cost of Revenues:

Cost of revenues increased by approximately $180,000 or approximately 61%, from approximately $294,000 for the year ended December 31, 2010 to approximately $474,000 for the year ended December 31, 2011.  The increase was due primarily to greater personnel costs associated with the increase in medical coding audit service revenue. The Company increased staff from 7 employees to 27 employees during the year. These employees were added primarily in the third and fourth quarter.

Gross profit:

Gross profit increased by approximately $117,000, or approximately 14%, from approximately $842,000 for the year ended December 31, 2010 to approximately $959,000 for the year ended December 31, 2011.  The increase was due to the increased revenue generated by medical coding audit services offset by the additional cost of hiring and training new employees to provide such services.

Selling and Administrative Expenses:

Selling and administrative expenses were approximately $1.977 million for the year ended December 31, 2011, an increase of approximately $1,381,000, or 232%, from approximately $595,000 for the year ended December 31, 2010. The increase was primarily due to approximately $819,000 of compensation expense recognized in connection with the issuance of stock as part of the merger with HRM, higher personnel costs, advertising costs, and professional fees in the 2011 period connected to Anvex’s merger with HRAA which occurred in February 2012.

 Research and Development Expenses:

Research and development expenses were approximately $93,000 for the year ended December 31, 2011, an increase of approximately $20,000, or 27%, from approximately $74,000 for the year ended December 31, 2010. The increase was primarily due to expenses associated with the development of the Company’s proprietary software.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses were $31,000 for the year ended December 31, 2011, an increase of approximately $15,000, or 89%, from approximately $17,000 for the year ended December 31, 2010. The increase was primarily due to a full year of depreciation related to the purchase and related improvements of the HRAH’s office facilities, purchased in July 2010.

Net Income:

As a result of the above factors, a net loss of approximately ($1,171,921) was recognized for the year ended December 31, 2011 as compared to net income of approximately $142,000 for the year ended December 31, 2010, a decrease of approximately $1,314,000 or approximately 923%. The decrease was primarily attributable to the effect of increased compensation  expenses with the issuance of stock associated with an employment agreement, increased selling and administrative expenditures, the additional depreciation and research and development expenses incurred in the 2011 period.

Liquidity and Capital Resources

The Company’s principal sources of liquidity include proceeds from long term debt and private placement of its shares. Overall, for the six months ended June 30, 2012, the Company generated approximately $852,000 from its financing activities primarily associated with the merger with Anvex and the related issuance convertible debt.  Such proceeds, coupled with its beginning cash balances, were utilized by the Company to fund its negative cash flow from operating activities in the amount of $811,000 and investment in property and equipment of approximately $21,000.

As of June 30, 2012, the Company had cash balances of approximately $139,000 as compared to approximately $75,000 as of June 30, 2011, an increase of approximately $64,000. At June 30, 2012, the Company has a working capital deficit of approximately $297,000.

Net cash used in operating activities was approximately $891,000 for the six months ended June 30, 2012.  This compared to net cash provided by operating activities of approximately $131,000 for the six months ended June 30, 2011. The decrease of $1,022,000 was primarily due to higher personnel costs, greater travel and business development costs, and professional fees connected to Anvex’s merger with HRAA which occurred in February 2012.

Net cash provided by financing activities amounted to approximately $852,000 for the six months ended June 30, 2012, compared to net cash used in the six months ended June 30, 2011 of approximately $109,000, representing an increase in net cash flow from financing activities of approximately $961,000.  This was due to the receipt of net proceeds from the Company’s issuance of stock, advances on convertible promissory notes, and net borrowings from new and existing debt obligations.

Financing

The Company has the following bank loans from two commercial banks for working capital and capital.

1.
A revolving line of credit for $150,000 with Bank of America for working capital needs. The line of credit is secured by all business assets, collateral, and personal guarantees. The line of credit has an open ended maturity date, is automatically renewed unless cancelled, and incurs interest at the Bank’s prime rate plus 3%. The Bank’s prime rate of interest at June 30, 2012 was 3.25%. The revolving line of credit was fully utilized as of June 30, 2012.

2.
A term loan with Bank of America whose proceeds were used for general working capital. The loan is personally guaranteed by one of the Company’s stockholders and is collateralized by the assets of HRAA. Payments of principal and interest are approximately $2,700 per month. The loan matures in five years from June 2009, and incurs interest at the rate of 6.75% per annum. The balance due as of June 30, 2012 was $52,000.

3.
A mortgage made to HRAA’s subsidiary related to certain real estate which houses HRAA’s main offices in Plantation, Florida.  The loan originated in July 2010 in the amount of $192,500 and matures July 2020, when a balloon principal payment of approximately $129,000 becomes due.  The loan is collateralized by the real estate and is personally guaranteed by a stockholder of HRAA. Interest is fixed at 6.625% for the first five years of the loan, and converts to an adjustable rate for the second five years at the Federal Funds Rate plus 3.25%, as established by the United State Federal Reserve.  The balance under this mortgage loan as of June 30, 2012 was approximately $183,000. Monthly payments for principal and interest are approximately $1,500 until July 2015, when the total monthly payment may vary due to the adjustable interest rate provision in the note.

4.
A factoring facility with a finance company whereby, under the terms of the agreement, the Company, at its discretion, assigns the collection rights of its receivables to the finance company in exchange for an advance rate of 85% of face value.  The assignments are transacted with recourse in the event of non-payment.  At June 30, 2012, the Company had factored approximately $471,000 of receivable and had received cash advances of approximately $401,000.

5.	The Company leases certain office equipment under non-cancelable operating lease arrangements. Monthly payments under the lease agreements are approximately $600 as of June 30, 2012.

6.	On May 14, 2012, the Company entered into a round of Convertible Promissory notes totaling $300,000. These loans were to mature on May 14, 2013. The loans converted to common stock on July 15, 2012.

The Company’s recent merger yielded cash from the sale of common stock that was approximately $600,000 short of the expected amount to be raised in order in order to execute its growth plan for the near future.  Since the time of the merger, the Company has transacted on two supplementary capital raises totaling approximately $558,000 of additional capital infusion.  The Company has continued its buildup of the personnel and business development efforts and has incurred operating losses.  As a result, the Company currently possesses a working capital shortfall of approximately $297,000 and continues to hold discussions with interested parties regarding additional investment in the Company’s common stock in amounts which approximate its current estimated working capital shortfall. Should efforts to raise additional capital prove to be unsuccessful; the Company will reduce its growth plans accordingly.

Going Concern

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has working capital deficits, debt outstanding, significant payables, incurred substantial net losses and has an accumulated deficit. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations.  There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

The Company’s recent merger was timed to provide the capital needed to execute the Company’s growth plan consisting of rapidly expanding the Company’s revenues, work force, overall business development efforts, and to fund expected operating losses prior to the planned implementation of ICD-10.

The Company has proceeded in its plan and has hired a significant number of new employees necessary to achieve future revenue growth.  Operating losses have occurred as planned during this build up phase as revenues related to this build up in expense normally follows in later periods.  Additionally, the amount raised in the merger from the sale of common stock was approximately $600,000 short of the amount needed to fund both the growth plan and the costs of the merger.

As a result of the above factors, the Company currently has working capital deficits, debt outstanding, significant payables, substantial net losses and an accumulated deficit and has not been able to generate sufficient cash from operating activities to fund its ongoing operations.  There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has commenced discussions with interested parties regarding additional investment in the Company’s common stock in amounts which approximate its current estimated working capital shortfall. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

2012-2013 Outlook

Our future plans target capitalizing on opportunities made available from the mandated implementation of ICD-10-CM/PCS, currently required to be implemented by hospitals and health care providers throughout the country by October 1, 2013.  As previously described, on April 9, 2012, HHS announced a proposed rule which would delay the implementation date to October 1, 2014.

Regardless of the final implementation date, the Company’s plan to capitalize on the mandated implementation is based upon on the expectation that we will  a)  increase the level of  coding service revenues from clients that seek contract coding  based on the requirements of  ICD-10-CM/PCS  b) increase audit service revenues from clients that seek to validate the accuracy of their billing performed by internal departments and c) implement a technology based software analytic solution which would assist clients to identify financial opportunities relating to the transition to ICD-10-CM/PCS.

The possible delay in implementation of ICD-10-CM/PCS is not expected to materially impact the revenues of the Company. Servicing this anticipated expansion in customer base will require the recruitment, training and on boarding of several hundred medical coders by the date of implementation. Over the next two years, we will focus mainly on new customer acquisition, expanding services to our existing client base, and expanding our medical coding staff. We plan to use a portion of the proceeds from the Offering to implement this planned growth. The proceeds raised in the Offering may not be sufficient to fully implement our growth plans and we may need additional resources and future financings to complete our growth.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Critical Accounting Policies

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

The Company is an emerging growth company; therefore we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2)(B) of the Jumpstart Our Business Startups Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of HRAH and its wholly-owned subsidiary, Health Revenue Assurance Associates and its subsidiary, Dream Reachers, LLC.  All significant inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, valuation of accounts receivable, and useful lives of property and equipment.

Revenue Recognition

The Company recognizes revenue based on the proportional performance method of recognizing revenue.

A substantial portion of the Company’s revenue is generated from medical coding audit services. Auditing revenue is invoiced in accordance with the contract, generally at three benchmark time periods which coincide with when specific, obligatory field work services have been rendered and completed, the value of this portion of the contract price has been predetermined and agreed upon, and the client has received benefit or value in the form of the independent identification of system weaknesses and risk analysis. Further, collectability is reasonably assured due to the existence of a fixed fee contract and the size and financial health of the Company’s clients. Below is a description of the general benchmarks and work phases associated with the Company’s audit services:

●
Planning Phase - work commences prior to and as soon as the contract is signed and includes setting the audit scope, scheduling of the job, assignment of audit staff, understanding the client and their systems, determination of sample size and sampling methods to be employed, and other specific items as outlined in the contract. The planning phase includes the determination of deliverables as defined in the contract, generally consisting of a listing of errors, training and a final report. The Company generally invoices and recognizes 50% of the contract value at the completion of the Planning Phase. Although all of the contracts contain a clause making the first 50% of the engagement fee due and non-refundable at this point, the Company does not deem this initial fee to be recognized as deferred revenue under SAB 104 due to the extensive amount of work to be done prior to accepting the contract.

●
Field Work Phase – is performed at the client location and generally lasts one week and encompasses actual testing of sample claims preselected in the Planning Phase. The auditor generally preloads the selected claims into the Company’s proprietary software and audits the claim records by reviewing actual medical records. The software assists the auditor in determining proper classifications and allows the auditor to compare the proper classification against what was filed in the submission made by the client to Medicare. Notes and comments are recorded and audit reports are generated. The Company generally invoices and recognizes 40% of the contract value at the completion of the Field Work Phase.

●
Reporting Phase – includes a summary of audit findings, exit conference with clients, and any other specific deliverables as determined by the contract. The Company generally invoices and recognizes the remaining 10% of the contract value at the completion of the Report Phase.

An insignificant amount of the Company’s revenue is derived from consulting, training and coding services provided. Revenue from these revenue streams is recognized after services are performed based on the quoted and agreed upon fee contained in its contracts.

Dream Reachers, LLC, owns the Company’s offices and is the borrower on a mortgage loan related to such offices. Dream Reachers, LLC does not engage in real estate rental business. Its offices are occupied by HRAA at no cost and HRAA pays the related mortgage’s principal and interest, taxes and maintenance. Dream Reachers has been treated as a Subsidiary for accounting purposes in the Company’s consolidated financial statements.

Segment Reporting

Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting (“ASC 280”), establishes standards for the way public business enterprises report information about operating segments. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that based on these criteria it only operates one segment, consulting services, as all other services do not meet the minimum threshold for separate reporting of a segment.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In connection with the change of control and reverse merger that closed on February 10, 2012, on March 21, 2012, the Board of Directors dismissed Silberstein Ungar, PLLC (“Siberstein”) as the independent auditors of the Company and engaged Friedman LLP (“Friedman”), to serve as the Company’s independent auditors. Siberstein had previously served as independent auditors for Anvex.

Silberstein’s reports on our financial statements as of and for the fiscal year ended February 28, 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  However, the reports of Silberstein stated that there is substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended February 28, 2011 and through Silberstein’s dismissal on March 21, 2012, there were: (i) no disagreements with Silberstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Silberstein, would have caused Silberstein to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and other biographical information of our directors and executive officers as of September 10, 2012:

Name	Age	Position

Andrea Clark	51	Chairman of the Board, and Chief Executive Officer

Robert Rubinowitz	45	Chief Operating Officer, President, Secretary, Treasurer and Director

The following is a description of the business experience of each of our executive officers:

Andrea Clark, age 51, Chairman of the Board and Chief Executive Officer

Andrea Clark serves as our Chairman of the Board and Chief Executive Officer.  Ms. Clark is a prominent health information management expert, having working with hospitals, information systems, outpatient coding, operational and compliance training expertise, including hospital-based and free-standing day surgery sites, emergency room, hospital based clinics and ancillary diagnostic service areas for the last twenty-five years. In 2001, Ms. Clark founded HRAA and has been its chief executive officer since inception. Ms. Clark received her BS in Health Information Sciences from the University of Wisconsin. She is also certified by the American Health Information Management Association as a Registered Health Information Administrator (RHIA) and by the American Academy of Professional Coders as a Certified Coding Specialist (CCS) and as a Certified Procedural Coder-Hospital (CPCH).

Robert Rubinowitz, age 45, Chief Operating Officer, President, Secretary and Director

Robert Rubinowitz serves as our Chief Operating Officer and President, overseeing all of our business operations including client relations, sales, marketing, accounting and human resources.  He has served in this capacity at HRAA since June 2001.  Mr. Rubinowitz has more than twenty years of experience in operations, sales and marketing.  Prior to joining HRAA, Mr. Rubinowitz was General Manager of e-Commerce for PRIMEDIA as well as having served as Vice President of Marketing and e-Business at Anchor Computer. Mr. Rubinowitz was also an adjunct professor for Florida International University where he taught direct marketing. Mr. Rubinowitz received a Bachelor’s degree in Economics from Rutgers University.

Family Relationships

Our Chairman and Chief Executive Officer, Andrea Clark, is married to our Chief Operating Officer, President, Secretary and Director, Robert Rubinowitz.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file.

The Company is not aware of Section 16(a) filings required by any directors and executive officers and holders of more than 10% of the Company’s common stock during the fiscal year ended December 31, 2011 that have not been timely  filed.

Corporate Governance

The Board has not adopted Corporate Governance Principles. Currently, the Company’s Chief Executive Officer also holds the position of Chairman of the Board of Directors.  In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Audit Committee and Financial Expert

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors.

Compensation Committee and Nominating Committee

We currently do not have a compensation committee or a nominating committee. Determining compensation for our officers and directors is done by our board of directors. Nominations for election to our board of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors in accordance with our bylaws and Nevada law.

Code of Ethics

We have not adopted a formal Code of Ethics because we recently closed the Merger and have not finalized all of the corporate governance requirements. We are currently working on a code of ethics and will disclose our Code of Ethics when it is approved by our Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation for each of our named executive officers for services in all capacities during the years indicated:

						Nonequity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

Andrea Clark –Chief	2011	175,000	–	–	–	–	–	175,000
Executive Officer	2010	–	–	–	–	–	175,000	175,000

Robert Rubinowitz – Chief	2011	175,000	–	–	–	–	–	175,000
Operating Officer and President	2010	–	–	–	–	–	175,000	175,000

Employment Agreements

We have entered into employment agreements with our officers and directors.

On July 15, 2011, HRAHentered into an employment agreement with our chief executive officer, Andrea Clark. The term of Ms. Clark’s employment agreement is three (3) years, and provides for compensation that includes a base salary of $175,000, incentive awards, as well as a benefit package, including (a) medical, dental, vision, disability and life insurance; (b) profit sharing, stock options and pension plans; (c) education or tuition assistance; (d) air, auto and all related travel expense reimbursement; (e) expense allowance; and (f) relocation, moving, home office expense reimbursement.

On July 15, 2011, HRAHentered into an employment agreement with our chief operating officer and president, Robert Rubinowitz. The term of Mr. Rubinowitz’s employment agreement is three (3) years, and provides for compensation that includes a base salary of $175,000, incentive awards, as well as a benefit package, including (a) medical, dental, vision, disability and life insurance; (b) profit sharing, stock options and pension plans; (c) education or tuition assistance; (d) air, auto and all related travel expense reimbursement; (e) expense allowance; and (f) relocation, moving, home office expense reimbursement.

Outstanding Equity Awards At Fiscal Year-End

There were no outstanding equity awards held by our officers as of December 31, 2011.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. Officers are elected by and serve at the discretion of the board.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board.

Related Party Transactions

None.

Director Independence

Currently, we have no independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;
●
the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●
the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, because of the small number of persons involved in the management of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Common Stock owned on September 10, 2012 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Title of Class	Name Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Common Stock	Andrea Clark*	7,574,456	21.4
Common Stock	Robert Rubinowitz*	6,599,617	18.6
Common Stock	Michael Cipriani	3,394,764	9.6
Common Stock	Joseph Discala	2,390,081	6.7
Common Stock	Directors and executive officers as a group (2people)	14,174,073	46.6

*  Andrea Clark and Robert Rubinowitz are husband and wife.
_________________

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after April 16, 2012, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

Securities Authorized For Issuance Under Equity Compensation Plans

There are no securities authorized for issuance under an Equity Compensation Plan.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of September 10, 2012 by:

●	Each of our directors;

●	Each of our named executive officers;

●	All of our directors and executive officers as a group; and

●	Each person known by us to beneficially own more than 5% of our outstanding common stock.

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 35,413,139 shares of our common stock outstanding as of June 30, 2012. In calculating the number of shares beneficially owned and the percentage ownership, shares of common stock subject to Preferred Stock conversion rights (including accrued dividends), options or warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days after September 10, 2012 are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that all persons named in this table have sole voting power and investment power over all the shares beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Certain Related Party Transactions

There have been no material transactions, series of similar transactions or currently proposed transactions during 2011 in which we or our subsidiary was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons, had a direct or indirect material interest.

 Indebtedness Of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our common stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us.

Transactions With Promoters

We did not expressly engage a promoter at the time of its formation. We have used selling agents and consultants from time to time. The terms of those arrangements have been disclosed in previous filings with the Securities and Exchange Commission.

Independence Of The Board Of Directors

Our common stock is listed on the OTC Bulletin Board. For a director to be “independent” under these standards, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. Applying corporate governance standards, and all other applicable laws, rules and regulations, the Board of Directors has determined that none of our directors are independent. This does not constitute an independent board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

 HEALTH REVENUE ASSURANCE HOLDINGS, INC.

3,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is ____________, 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$34.38
Transfer Agent Fees*	$0
Accounting fees and expenses*	$10,000
Legal fees and expenses*	$15,000
Blue Sky fees and expenses*	$0
Total*	$25,034.38

* Estimated

Item 14.Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15.Recent Sales of Unregistered Securities.

On May 23, 2012 the Company received $300,000 related to five convertible notes. The term of each note is 12 months. Interest is computed at 6% based on a 360 day year and is payable on the maturity date. Interest is due and payable only if the notes are repaid in cash. These notes may be converted to common stock at a conversion rate of $.10 per share at any time after 30 days. The securities sold in these transactions were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. Each of the investors who received shares of our common stock in these transactions were accredited investors (as defined by Rule 501 under the Securities Act).

On April 12, 2012, we closed the Offering and issued 107,466 shares of our common stock at a price of $3.22 per share, for a total aggregate amount of $346,040. The securities sold in these transactions were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. Each of the investors who received shares of our common stock in these transactions were accredited investors (as defined by Rule 501 under the Securities Act).

On February 10, 2012, we sold 206,183 shares of our common stock at a purchase price of $3.22 per share for gross proceeds of $663,909.  In addition, as part of the Offering, (i) holders of certain convertible notes of HRAA in an aggregate principal amount of $313,908 (the “HRAA Convertible Notes”), which principal amount were included in computing the Minimum Offering Amount, automatically converted into an aggregate of 97,487 shares of our common stock at a conversion price of $3.22 per share which is equal to the Purchase Price, and (ii) holders of certain senior secured bridge loan promissory notes of HRAA in the aggregate principal amount of $250,000 (the “HRAA Notes”) automatically converted into an aggregate of 103,523 shares of our common stock at a conversion price of $2.415 per share which is equal to a discount of 25% to the Purchase Price (collectively, the “Debt Conversions”).The securities sold in these transactions were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. Each of the investors who received shares of our common stock in these transactions were accredited investors (as defined by Rule 501 under the Securities Act).

On February 10, 2012, we issued 1,271,111 shares of our common stock to the former stockholders of HRAA, pursuant to the Merger Agreement. The securities issued in this transaction were not registered under the Securities Act, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act provided by either Regulation S under the Securities Act, or Section 4(2) and Regulation D (Rule 506) under the Securities Act.  Each of the former stockholders of HRAA who received shares of our common stock pursuant to the Merger Agreement were accredited investors (as defined by Rule 501 under the Securities Act) at the time of the Merger.

Item 16.Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1
Agreement and Plan of Merger and Reorganization, dated February 10, 2012, among Health Revenue Assurance Holdings, Inc., f/k/a Anvex International, Inc., Health Revenue Acquisition Corp. and Health Revenue Assurance Associates, Inc.(1)

2.2	Articles of Merger filed with the State of Nevada on February 10, 2012(1)
2.3	Articles of Merger filed with the State of Maryland on February 10, 2012(1)
3.1	Amended Articles of Incorporation (2)
3.2	By-Laws (2)
5.1*	Form of Legal Opinion of Anslow & Jaclin, LLP
10.1	Form of Registration Rights Agreement(1)
10.2	Split-Off Agreement, dated February 10, 2012, among Health Revenue Assurance Holdings, Inc., f/k/a Anvex International, Inc., Anvex Split Corp. and Anna Vechera(1)
10.3	General Release Agreement, dated February 10, 2012, among Health Revenue Assurance Holdings, Inc., f/k/a Anvex International, Inc., Anvex Split Corp. and Anna Vechera(1)
10.4	Andrea Clark Employment Agreement(1)
10.5	Robert Rubinowitz Employment Agreement(1)
10.6	Health Revenue Assurance Holdings, Inc., f/k/a Anvex International , Inc. 2012 Equity Incentive Plan(1)
10.7*	Form of Convertible Note
23.1*	Consent of Auditor
23.2*	Legal Opinion (filed as Exhibit 5.1)

(1)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 13, 2012.
(2)	Filed as an exhibit to our Registration Statement on Form S-1, filed with the SEC on March 24, 2011.
*	Filed herewith.

Item 17.Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a0(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a0(1)(i) and (a0(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2012	2011
Assets
Cash	$138,737	$198,500
Accounts receivable	376,832	143,557
Due from Factor	69,710	-
Prepaid expenses	2,832	24,512
Other current assets	6,966	5,842
Total Current Assets	595,077	372,411

Property and Equipment	504,984	445,106
Accumulated Depreciation	(115,193)	(92,607)
Property and Equipment, net	389,791	352,499

Other assets	8,865	8,865
Finance costs, net	3,279	2,804
	12,144	11,669

Total Assets	$997,012	$736,579

Liabilities and Stockholders' (Deficit)
Accounts payable	$232,816	$195,901
Accrued expenses	67,957	23,267
Accrued payroll	301,905	73,685
Line of credit	150,000	98,500
Capital Leases (current obligation)	16,923	-
Current maturities of long term debt	34,789	283,640
Advances on convertible promissory notes	-	170,000
Convertible Debt Payable	2,837	-
Unearned revenue	85,057	32,988
Total Current Liabilities	892,284	877,981
Capital Leases (net of current portion)	21,174	-
Long term debt, net of current portion	200,241	218,417
Total Liabilities	$1,113,699	$1,096,398

Commitments

Stockholders' (Deficit):
Common stock ($.001 par value, 75,000,000 shares authorized,	35,413	13,199
35,413,139 shares and 13,199,219 issued and outstanding at
June 30, 2012 and December 31, 2011, respectively)
Additional paid-in capital	1,968,819	754,310
(Accumulated deficit)	(2,120,919)	(1,127,328)
Total Stockholders' (Deficit)	(116,687)	(359,819)

Total Liabilities and Stockholders' (Deficit)	$997,012	$736,579

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-1

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	(for the three months ended)		(for the six months ended)
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net Revenues	$1,028,266	$273,890	$1,634,096	$589,953

Cost of Revenues	453,233	69,642	884,352	151,098
Gross Profit	575,033	204,248	749,744	438,855

Operating Expenses
Selling and administrative expenses	1,047,334	146,563	1,656,605	310,071
Research and development	20,920	18,000	53,133	38,665
Depreciation and amortization	12,879	7,487	22,750	14,879
Total Operating Expenses	1,081,133	172,050	1,732,488	363,615

Income (Loss) before other expense, net	(506,100)	32,198	(982,744)	75,240

Other Expenses
Interest Expense, net	4,922	6,291	10,842	12,609
Total Other Expenses	4,922	6,291	10,842	12,609

Income (Loss) before provision for income taxes	(511,022)	25,907	(993,586)	62,631

Provision for income taxes	-	-	-	-

Net Income (Loss)	$(511,022)	$25,907	$(993,586)	$62,631

Net Earnings Per Share attributable to common stockholders
basic and diluted	$(0.01)	$0.00	$(0.03)	$0.00
Weighted Average Number of Shares Outstanding
basic and diluted	35,229,195	13,199,219	33,740,194	13,199,219

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(for the six months ended)

	June 30,	June 30,
	2012	2011
Cash flows from Operating Activities:
Net income (loss)	$(993,586)	$62,631
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	22,750	14,879
Change in operating assets and liabilities:
Accounts receivable	(234,899)	48,580
Due from Factor	(69,710)	-
Prepaid expenses	21,680	-
Other assets	(1,124)	3,811
Amortization of beneficial conversion feature	2,198	-
Unearned revenue	52,069	-
Accounts payable and accrued liabilities	309,826	1,326
Cash provided by (used in) operating activities	(890,796)	131,227

Investing Activities:
Purchases of property and equipment	(21,175)	(2,523)
Cash used in investing activities	(21,175)	(2,523)

Financing Activities:
Borrowings (Repayments) on line of credit, net	51,500	(6,000)
Repayments of debt obligations	(17,022)	(15,715)
Issuance of stock for cash	818,337	-
Payments on Capital Leases	(607)	-
Payments of stockholder distributions	-	(86,995)
Cash provided by (used in) financing activities	852,208	(108,710)

Increase (decrease) in cash and cash equivalents	(59,764)	19,994
Cash and cash equivalents at beginning of period	198,500	54,792
Cash and cash equivalents at end of period	$138,737	$74,786

Supplemental schedule of cash paid during the year for:
Interest	$14,898	$12,616
Income Taxes	$-	$-
Supplemental schedule of financing and investing activities:
Issuance of stock to repay debt	$563,907	$-
Capital lease obligation incurred for use of equipment	$38,704	$0
Beneficial conversion feature on convertible debt charged to additional paid in capital	$300,000	$0

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 – NATURE OF BUSINESS

Health Revenue Assurance Associates, Inc. (the “Company” or “HRAA”) is engaged in providing medical coding consulting services pertaining to hospitals and other health care related service providers throughout the United States. The services provided include general consulting, education, training, medical coding auditing, and actual medical coding input services.

On February 10, 2012, the Company entered into a Merger agreement with Anvex International, Inc. (a public company) which was treated for accounting purposes as a reverse Merger with the Company considered the accounting acquirer.  Each share of the Company’s common stock was exchanged for the right to receive approximately 1,271 shares of Anvex’s common stock. Before their entry into the Merger Agreement, no material relationship existed between Anvex or Acquisition Sub and HRAA.

On April 13, 2012, the Company’s Board of Directors unanimously approved a change in the Company’s name from Anvex International, Inc. to Health Revenue Assurance Holdings, Inc.

On April 13, 2012, the Company’s Board of Directors authorized a 12.98 for 1 split of its common stock to stockholders of record as of April 13, 2012. Shares resulting from the split were issued on April 26, 2012. In connection therewith, the Company transferred $32,747 from additional paid in capital to common stock, representing the par value of additional shares issued. As a result of the stock split, fractional share were rounded up. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the stock split.

Dream Reachers, LLC. (“Dream Reachers”), a subsidiary of the Company, is engaged in the holding of real estate used by the Company.

2 – GOING CONCERN AND LIQUIDITY

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has working capital deficits, debt outstanding, significant payables, incurred substantial net losses and has an accumulated deficit. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

F-4

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.

Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2012 are not indicative of the results that may be expected for the year ending December 31, 2012 or for any other future period. These condensed consolidated financial statements and the notes thereto should be read in conjunction with the audited financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2012 (our “10-K”) and 10 K/A filed with the Securities and Exchange commission (the “SEC) on July 31, 2012.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Health Revenue Assurance Associates and Dream Reachers, LLC. All significant inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, valuation of accounts receivable, and useful lives of property and equipment.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company’s cash balances are maintained at various banks that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Revenue Recognition

The Company recognizes revenue based on the proportional performance method of recognizing revenue.

F-5

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A substantial portion of the Company’s revenue is generated from medical coding audit services. Auditing revenue is invoiced in accordance with the contract, generally at three benchmark time periods which coincide with when specific, obligatory field work services have been rendered and completed, the value of this portion of the contract price has been predetermined and agreed upon, and the client has received benefit or value in the form of the independent identification of system weaknesses and risk analysis. Further, collectability is reasonably assured due to the existence of a fixed fee contract and the size and financial health of the Company’s clients. Below is a description of the general benchmarks and work phases associated with the Company’s audit services:

●
Planning Phase - work commences prior to and as soon as the contract is signed and includes setting the audit scope, scheduling of the job, assignment of audit staff, understanding the client and their systems, determination of sample size and sampling methods to be employed, and other specific items as outlined in the contract. The planning phase includes the determination of deliverables as defined in the contract, generally consisting of a listing of errors, training and a final report. The Company generally invoices and recognizes 50% of the contract value at the completion of the Planning Phase. Although all of the contracts contain a clause making the first 50% of the engagement fee due and non-refundable at this point, the Company does not deem this initial fee to be recognized as deferred revenue under SAB 104 due to the extensive amount of work to be done prior to accepting the contract.

●
Field Work Phase – is performed at the client location and generally lasts one week and encompasses actual testing of sample claims preselected in the Planning Phase. The auditor generally preloads the selected claims into the Company’s proprietary software and audits the claim records by reviewing actual medical records. The software assists the auditor in determining proper classifications and allows the auditor to compare the proper classification against what was filed in the submission made by the client to Medicare. Notes and comments are recorded and audit reports are generated. The Company generally invoices and recognizes 40% of the contract value at the completion of the Field Work Phase.

●
Reporting Phase – includes a summary of audit findings, exit conference with clients, and any other specific deliverables as determined by the contract. The Company generally invoices and recognizes the remaining 10% of the contract value at the completion of the Report Phase.

An insignificant amount of the Company’s revenue is derived from consulting, training and coding services provided. Revenue from these revenue streams is recognized after services are performed based on the quoted and agreed upon fee contained in its contracts.

F-6

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect.  An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts.  Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  Management has determined that no allowance is required at June 30, 2012 and December 31, 2011.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 5 to 39 years.  Repairs and maintenance are expensed, while additions and betterments are capitalized.  The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

Research and development

Research and software development costs are expensed as incurred.

Long-Lived Assets

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying values may no longer be appropriate.  Recoverability of carrying values is assessed by estimating future net cash flows from the assets.  Based on management's evaluations, no impairment charge was deemed necessary at June 30, 2012 and 2011. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions.  Future events and changing market conditions may impact management's assumptions as to sales prices, rental rates, costs, holding periods or other factors that may result in changes in the Company’s estimates of future cash flows.  Although management believes the assumptions used in testing for impairment are reasonable, changes in any one of the assumptions could produce a significantly different result.

Advertising

The cost of advertising is expensed as incurred. Advertising and marketing expenses amounted to approximately $78,000 and $58,000 for the six months and $41,000 and $39,000 for the three months ended June 30, 2012 and 2011, respectively.

Income Taxes

The Company has elected to convert from a Subchapter S corporation for Federal income tax purposes to a C corporation effective October 21, 2011.  Accordingly, the Company's income or losses are passed through to its shareholder for the period January 1 to October 21, 2011.  The Company will absorb the tax effects of any income or losses subsequent to the date of conversion to a C Corporation and in future years. Federal income tax returns for years prior to 2008 are no longer subject to examination by tax authorities.

F-7

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A deferred tax asset of approximately $556,929 would result from the cumulative C Corporation losses of approximately $1,428,024 as of June 30, 2012.  A valuation allowance has been applied because the Company is unsure when they will be able to use the losses.

We evaluated our material tax positions and determined that we did not have any uncertain tax positions requiring recognition of a liability. Our policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense. For the six months ended June 30, 2012 and 2011, no estimated interest or penalties were recognized for the uncertainty of certain tax positions.

Earnings Per Share

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10 requires the presentation of basic earnings per share and diluted earnings per share.

The Company’s basic earnings per ordinary share is based on net income for the relevant period, divided by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Potential shares from convertible debt have not been included since the impact would be anti-dilutive

Segment Reporting

Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting (“ASC 280”), establishes standards for the way public business enterprises report information about operating segments. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that based on these criteria it only operates one segment, consulting services, as all other services do not meet the minimum threshold for separate reporting of a segment.

4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of June 30, 2012:

2012
Building and improvements	$227,603
Furniture	119,811
Equipment	157,570
504,984
Less - Accumulated depreciation	115,193
Total	$389,791

F-8

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense was approximately $23,000 and $15,000 for the six months ended June 30, 2012 and 2011, respectively, and was approximately $13,000 and $7,000 for the three months ended June 30, 2012 and 2011, respectively

5 – LINE OF CREDIT

The Company has a $150,000 revolving line of credit with a bank for its general working capital needs. The line of credit is secured by all business assets, collateral, and personal guarantees. The line of credit has an open ended maturity date, is automatically renewed unless cancelled, and incurs interest at the Bank’s prime rate plus 3%. The Bank’s prime rate of interest at June 30, 2012 was 3.25%.

6 – LONG TERM DEBT

The Company has a term loan with a bank whose proceeds were used for general working capital needs (the “Term Loan”).  The Term Loan was established in March 2009 as a result of a conversion of a revolving line of credit.  The Term Loan is personally guaranteed by one of the Company’s stockholders and is collateralized by the assets of the Company.  Payments of principal and interest are approximately $2,700 per month. The Term Loan matures in five years and incurs interest at the rate of 6.75% per annum.  Balances due as of June 30, 2012 was approximately $52,000.

The Company has a mortgage related to certain real estate which houses the Company’s main offices in Plantation, Florida.  The loan originated July, 2010 in the amount of $192,500 and matures July 2020, when a balloon principal payment of approximately $129,000 becomes due.  The loan is collateralized by the real estate and is personally guaranteed by the stockholder of the Company. Interest is fixed at 6.625% for the first five years of the loan, and converts to an adjustable rate for the second five years at the Federal Funds Rate plus 3.25%, as established by the United State Federal Reserve. The balance under this mortgage loan as of June 30, 2012 was approximately $183,000. Monthly payments for principal and interest are approximately $1,500 until July 2015, when the total monthly payment may vary due to the adjustable interest rate provision in the note.

Future annual principal payments for the twelve months ending June 30 are as follows:

2013	$34,789
2014	28,700
2015	6,192
2016	6,621
2017	7,079
Thereafter	151,649
Total	$235,030

F-9

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7 – CAPITAL LEASES

The Company leases its property and equipment from Dell Financial Services L.L.C. under a capital lease. The economic substance of the lease is that the Company is financing the acquisition of the assets through the lease, and, accordingly, it is recorded in the Company’s assets and liabilities.

The following is an analysis of the leased assets included in Property and Equipment:

June 30, 2012
Equipment	41,969
Less accumulated depreciation	(2,429)

$39,540

The lease agreement contains a bargain purchase option at the end of the lease term.

The following is a schedule by years of future minimum payments required under the lease together with their present value as of June 30, 2012:

Year Ending June 30:
2012	$16,923
2013	16,923
2014	14,166

Total minimum lease payments	48,012
Less amount representing interest	(9,915)

Present value of minimum lease payments	$38,097

Amortization of assets held under capital leases is included with depreciation expense is approximately $2,000 and $0 for the three and six months ended June 30, 2012 and 2011.

F-10

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8 – FACTORING AGREEMENT

In June 2012, the Company entered into a factoring agreement with a finance company.  Under the terms of the agreement, the Company, at its discretion, assigns the collection rights of its receivables to the finance company in exchange for an advance rate of 85% of face value.  The assignments are transacted with recourse in the event of non-payment.  At June 30, 2012, the Company had factored approximately $471,000 of receivables and had received cash advances of approximately $401,000.

9 – CONVERTIBLE PROMISSORY NOTES

In May 2012 the Company received $300,000 related to five convertible notes. The term of each note is 12 months. Interest is computed at 6% based on a 360 day year and is payable on the maturity date. Interest is due and payable only if the notes are repaid in cash. These notes were converted to common stock at a conversion rate of $.10 per share on July 15th, 2012

The Company recorded a discount to the convertible note in the amount of $300,000. This amount consists of a beneficial conversion feature in the amount of $300,000 determined on the intrinsic value between the fair market value of the Company’s stock and the conversion price.

10 – COMMITMENTS

The Company leases certain office equipment under non-cancelable operating lease arrangements.  Monthly payments under the lease agreements are approximately $600 as of June 30, 2012.

On September 1, 2011, the Company entered into a commercial lease agreement for additional office space.  The lease term is one year with five successive one year renewal options. Lease payments during the first year are approximately $2,500 for one month and $4,400 for the remaining eleven months.  The lease payment amount for any future renewal terms is to be mutually agreed to by the Company and the lessor.

Starting September 1, 2012, the lease has been renewed for three years with a fixed payment of approximately $5,008 per month. For each year thereafter of the initial year, the full service price will be subject to an increment of 4%.

Future minimum lease payments under these leases are as follows

Twelve Months Ending June 30:

2013	$58,273
2014	61,900
2015	64,376
2016	66,951
Total	$251,500

F-11

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11 – CONCENTRATIONS

Sales to two customers were approximately 35% and 17% of net sales for the six months ended June, 2012.

Sales to two customers were approximately 55% and 27% of net sales for the three months ended June, 2012.

Two vendors represented approximately 47% and 7% of the outstanding Accounts Payable balance as of June 30, 2012.

Two customers represented approximately 56%, and 19% of the Accounts Receivable as of June 30, 2012.

12 – SETTLEMENT

On May 8, 2012, the Company terminated the employment of Keith A. Siddel (“Siddel”) from his position as our Chief Marketing Officer and subsequently amended its complaint to enforce certain non-competition clauses contained in the employment agreement. The Company sought a declaration of its obligations to pay severance under the terms of its then-existing employment agreement with Siddel.

On July 9, 2012, the Company and Siddel entered into a Settlement Agreement to resolve two pending lawsuits arising out of the termination of Siddel’s employment agreement. The lawsuit was initiated by the Company against Siddel, in the United States District Court for the Southern District of Florida.  In addition, Siddel sued the Company in the United States District Court of the District of Colorado.

Pursuant to the Settlement Agreement, Siddel agreed to abolish all claims and lawsuits against the Company and Andrea Clark and Robert Rubinowitz. In exchange the Company has agreed to make eleven (11) payments totaling $232,500 to reacquire his shares. These payments commence July 2012. In addition the Company has agreed to abolish all claims and lawsuits against Siddel.  The Settlement Agreement has a seven (7) day grace period for payments to Siddel, after which time, Siddel may seek court intervention to enforce the payments.  Andrea Clark and Robert Rubinowitz, the Companies Chief Executive Officer and Chief Operating Officer, respectively, have personally guaranteed the payments of the Settlement Agreement.

The Company also issued shares of 3,299,802 as a result of this transaction to four individuals at a price of $.25 per share. These shares were issued in July and will be recorded in the third quarter.

Mr. Siddel resigned any and all positions which he had or presently may have had with the Company.

F-12

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Settlement Agreement, both parties are dismissing their respective filings and have agreed to not enter any more lawsuits concerning the scope of this matter.

From time to time, the Company is involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition or cash flows.

13 – SUBSEQUENT EVENTS

On July 15, 2012, the holders of the five convertible notes issued by the Company in May 2012 exercised their rights under the agreement and converted the debt into common stock at a conversion rate of $.10 per share.

F-13

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements

Consolidated Balance Sheets	F-2

Consolidated Statements of Income	F-3

Consolidated Statements of Stockholder’s Equity (Deficit)	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Anvex International Inc

We have audited the accompanying consolidated balance sheets of Anvex International Inc as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011. Anvex International Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anvex International Inc as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

s/ Friedman LLP

Marlton, NJ

April 16, 2012

ANVEX INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
Assets
Current Assets:
Cash	$198,500	$54,792
Accounts receivable	143,557	194,250
Prepaid expenses	24,512	-
Other current assets	5,842	7,318
Total Current Assets	372,411	256,360

Property and Equipment, net	352,499	336,518

Other assets	8,865	-
Finance costs, net	2,803	3,130
	11,668	3,130

Total Assets	$736,578	$596,008

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$195,901	$45,950
Accrued expenses	23,266	23,747
Accrued payroll	73,685	18,537
Line of credit	98,500	93,500
Current maturities of long term debt	283,640	31,452
Advances on convertible promissory notes	170,000	-
Total Current Liabilities	844,992	213,186

Long term debt, net of current portion	218,417	251,820
Unearned Revenue	32,988	-
Total Liabilities	1,096,397	465,006

Commitments

Stockholders' Equity (Deficit)
Common stock; $.001 par value, 75,000,000 shares authorised;	1,271	1,017
1,271,111 and 1,016,888 shares issued and outstanding at December 31, 2011 and 2010, respectively
Additional paid-in capital	766,238	85,392
Retained earnings (deficit)	(1,127,328)	44,593
Total Stockholders' Equity (Deficit)	(359,819)	131,002

Total Liabilities and Stockholders' Equity (Deficit)	$736,578	$596,008

The accompanying notes are an integral part of these consolidated financial statements.

ANVEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(for the years ended)
	December 31,	December 31,
	2011	2010

Net Revenues	$1,432,773	$1,136,379

Cost of Revenues	473,719	294,064
Gross Profit	959,054	842,315

Operating Expenses
Selling and Administrative Expenses	1,976,655	594,931
Research and development	93,489	73,655
Depreciation and Amortization	31,362	16,622
Total Operating Expenses	2,101,506	685,208

Income (Loss) before interest expense, net	(1,142,453)	157,107
Interest Expense, net	29,468	14,802

Income (Loss) before provision for income taxes	(1,171,921)	142,305

Provision for income taxes	-	-

Net Income (Loss)	$(1,171,921)	$142,305

Net Earnings (Loss) Per Share attributle to common stockholders
basic and diluted	$(1.05)	$0.14
Weighted Average Number of Shares Outstanding
basic and diluted	1,113,701	1,016,800

The accompanying notes are an integral part of these consolidated financial statements.

ANVEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(for the years ended December 31, 2011 and 2010)

			Additional	Retained
	Common Stock		Paid-In	Earnings /	Total
	Shares	Amount	Capital	(Deficit)	Equity

Balance, December 31, 2009	1,016,888	$1,017	$85,392	$-	$86,409

Net income for the year ended	-	-	-	142,305	142,305
S-Corporation Distributions	-	-	-	(97,712)	(97,712)

Balance, December 31, 2010	1,016,888	$1,017	$85,392	$44,593	$131,002

Net loss for the year ended				(1,171,921)	(1,171,921)
S-Corporation Distributions	-	-	(137,495)	-	(137,495)
Stock issued for compensation	254,223	254	818,341	-	818,595

Balance, December 31, 2011	1,271,111	$1,271	$766,238	$(1,127,328)	$(359,819)

The accompanying notes are an integral part of these consolidated financial statements.

ANVEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(for the years ended)

	December 31,	December 31,
	2011	2010
Cash flows from Operating Activities:
Net income (loss)	$(1,171,921)	$142,305
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	31,362	16,622
Stock based compensation	818,595	-
Change in operating assets and liabilities:
Accounts receivable	50,693	17,787
Prepaid expenses	(24,512)	-
Other assets	(7,389)	(7,317)
Unearned revenue	32,988	-
Accounts payable and accrued expenses	204,618	17,814
Cash provided by (used in) operating activities	(65,566)	187,211

Investing Activities:
Purchases of property and equipment	(47,016)	(325,009)
Cash used in investing activities	(47,016)	(325,009)

Financing Activities:
Borrowings from long-term debt obligations	262,500	256,013
Repayments of long-term debt obligations	(38,715)	(31,907)
Proceeds from convertible promissory notes	170,000	-
Payment of finance costs	-	(3,476)
Payments of stockholder distributions	(137,495)	(97,712)
Cash provided by financing activities	256,290	122,918

Increase (decrease) in cash and cash equivalents	143,708	(14,880)
Cash and cash equivalents at beginning of year	54,792	69,672
Cash and cash equivalents at end of year	$198,500	$54,792

Supplemental schedule of cash paid during the year for:
Interest	$24,407	$14,825
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 – NATURE OF BUSINESS

Health Revenue Assurance Associates, Inc. (the “Company” or “HRAA”) is engaged in providing medical coding consulting services pertaining to hospitals and other health care related service providers throughout the United States. The services provided include general consulting, education, training, medical coding auditing, and actual medical coding input services.

On February 10, 2012, the Company entered into a Merger agreement with Anvex International, Inc. (a public company) which was treated for accounting purposes as a reverse Merger with the Company considered the accounting acquirer.  Each share of the Company’s common stock was exchanged for the right to receive approximately 1,271 shares of Anvex’s common stock. Before their entry into the Merger Agreement, no material relationship existed between Anvex and HRAA. (See Subsequent Events Note 11).

Dream Reachers, LLC.  (“Dream Reachers”), an affiliate owned a the stockholder of the Company, is engaged in the holding of real estate used by the Company.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of Anvex International, Inc and its wholly-owned subsidiary, Health Revenue Assurance Associates and the accounts of its Variable Interest Entity (“VIE”), Dream Reachers, LLC. All significant inter-company transactions and balances are eliminated in consolidation.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation of Variable Interest Entities

Effective January 1, 2010, the Company adopted new provisions of the consolidation guidance included in Accounting Standards Codification 810, Consolidations, that amended the consolidation guidance applicable to VIEs and the definition of a VIE, and requires enhanced disclosures to provide more information about an enterprise's involvement in a VIE. Under the consolidation guidance, the Company must make an evaluation of these entities to determine if they meet the definition of a VIE. Generally, a VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about an entity's activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The carrying amount and classification of the assets and liabilities of the Company’s VIE, Dream Reachers, LLC included in the Consolidated Balance Sheets are as follows:

	December 31,
	2011	2010
Total assets	$230,000	$257,000
Total liabilities	$185,000	$190,000

Use of Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, valuation of accounts receivable, and useful lives of property and equipment.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company’s cash balances are maintained at various banks that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenue based on the proportional performance method of recognizing revenues.

A substantial portion of the Company’s revenue is generated from medical coding audit services. Auditing revenue is invoiced in accordance with the contract, generally at three benchmark time periods which coincide with when the work is performed.  Below is a description of the general benchmarks and work phases associated with the Company’s audit services:

•
Planning Phase - work commences prior to and as soon as the contract is signed and includes setting the audit scope, scheduling of the job, assignment of audit staff, understanding the client and their systems, determination of  sample size and sampling methods to be employed, and other specific items as outlined in the contract. The planning phase includes the determination of deliverables as defined in the contract, generally consisting of a listing of errors, training and a final report.  The Company generally invoices and recognizes 50% of the contract value at the completion of the Planning Phase.  Although all of the contracts contain a clause making the first 50% of the engagement fee due and non-refundable at this point, the Company does not deem this initial fee to be recognized as deferred revenue under SAB 104 due to the extensive amount of work to be done prior to accepting the contract.

•
Field Work Phase – is performed at the client location and generally lasts one week and encompasses actual testing of sample claims preselected in the Planning Phase.   The auditor generally preloads the selected claims into the Company’s proprietary software and audits the claim records by reviewing actual medical records.  The software assists the auditor in determining proper classifications and allows the auditor to compare the proper classification against what was filed in the submission made by the client to Medicare.  Notes and comments are recorded and audit reports are generated.  The Company generally invoices and recognizes 40% of the contract value at the completion of the Field Work Phase.

•
Reporting Phase – includes a summary of audit findings, exit conference with clients, and any other specific deliverables as determined by the contract. The Company generally invoices and recognizes the remaining 10% of the contract value at the completion of the Report Phase.

An insignificant amount of the Company’s revenue is derived from consulting, training and coding services provided.   Revenue from these revenue streams is recognized after services are performed based on the quoted and agreed upon fee contained in its contracts.

Dream Reachers, LLC, owns the Company’s offices and is the borrower on a mortgage loan related to such offices.  Dream Reachers, LLC does not engage in real estate rental business.  Its offices are  occupied by HRAA at no cost and HRAA pays the related mortgage’s principal and interest, taxes and maintenance.   Dream Reachers has been treated as a Subsidiary for accounting purposes in the Company’s consolidated financial statements.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect.  An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts.  Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  Management has determined that no allowance is required at December 31, 2011 and 2010.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 5 to 39 years.  Repairs and maintenance are expensed, while additions and betterments are capitalized.  The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with United States generally accepted accounting principles. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. For certain of the Company's financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued liabilities and advances payable, the carrying amount approximates fair value because of the short maturities. The Company believes that its  line of credit and advances on convertible notes approximate fair value based on current yields for debt instruments with similar terms. The Company believes that the carrying value of their long term debt approximates its fair value because of the floating rate. All are considered to be level 1 inputs. These tiers include:

Level 1 Inputs– Quoted prices for identical instruments in active markets.

Level 2 Inputs– Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs– Instruments with primarily unobservable value drivers.

Research and development

Research and software development costs are expensed as incurred.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying values may no longer be appropriate.  Recoverability of carrying values is assessed by estimating future net cash flows from the assets.  Based on management's evaluations, no impairment charge was deemed necessary at December 31, 2011 and 2010. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions.  Future events and changing market conditions may impact management's assumptions as to sales prices, rental rates, costs, holding periods or other factors that may result in changes in the Company’s estimates of future cash flows.  Although management believes the assumptions used in testing for impairment are reasonable, changes in any one of the assumptions could produce a significantly different result.

Advertising

The cost of advertising is expensed as incurred. Advertising and marketing expenses amounted to approximately $116,000 and $42,000 for the years ended December 31, 2011 and 2010, respectively.

Stock Compensation

The Company accounts for stock-based compensation under the provisions of ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair value on the grant date.

Services performed and other transactions settled in the Company’s common stock are recorded at the estimated fair value of the stock issued, if that value is more readily determinable than the fair value of the consideration received.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10 requires the presentation of basic earnings per share and diluted earnings per share.

The Company’s basic earnings per ordinary share is based on net income for the relevant period, divided by the weighted average number of ordinary shares outstanding during the period.   Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.  There were no potential dilutive shares.

The proforma net earnings (loss) per share is computed using the weighted average number of common shares outstanding  issued as a result of the merger transaction in February 2012.

Segment Reporting

Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting (“ASC 280”), establishes standards for the way public business enterprises report information about operating segments. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that based on these criteria it only operates one segment, consulting services, as all other services do not meet the minimum threshold for separate reporting of a segment.

Recent Accounting Pronouncements

In June 2009, the FASB issued guidance for determining the primary beneficiary of a variable interest entity (“VIE”). In December 2009, the FASB issued ASU 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 provides amendments to ASC 810 to reflect the revised guidance. The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a VIE with an approach focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. The amendments in ASU 2009-17 also require additional disclosures about a reporting entity’s involvement with VIEs. ASU 2009-17 is effective for annual reporting periods beginning after November 15, 2009. We do not anticipate that the adoption of this guidance will have a material impact on our financial position and results of operations.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In January 2010, FASB issued ASU 2010-6, “Improving Disclosures about Fair Measurements". ASU 2010-6 provides amendments to subtopic 820-10 that require separate disclosure of significant transfers into and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. Additionally, ASU 2010-6 provides amendments to subtopic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for financial statements issued for annual reporting periods after beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning December 15, 2010. The adoption of ASU 2010-06 will not have a material impact on the Company’s results of operations or financial position.

In February 2010, FASB issued ASU 2010-9 “Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements”. ASU 2010-9 amends disclosure requirements within Subtopic 855-10. An entity that is a Securities Exchange Commission (“SEC”) filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The adoption of ASU 2010-06 will not have a material impact on the Company’s results of operations or financial position.

3 -  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2011	2010
Building and improvements	$227,603	$227,603
Furniture	118,187	108,139
Equipment	99,316	62,348
	445,106	398,090
Less - Accumulated depreciation	92,607	61,572
Total	$352,499	$336,518

Depreciation expense for the years ended December 31, 2011 and 2010 was approximately $31,000 and $16,000, respectively.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 –  LINE OF CREDIT

The Company has a $150,000 revolving line of credit due on demand with a bank for its general working capital needs. The line of credit is secured by all business assets, collateral, and personal guarantees of a stockholder of the Company. The line of credit has an open ended maturity date, is automatically renewed unless cancelled, and incurs interest at the Bank’s prime rate plus 3%. The Bank’s prime rate of interest at December 31, 2011 and 2010 was 3.25%.

5 – LONG TERM BORROWINGS

The Company has a term loan with a bank whose proceeds were used for general working capital needs (the “Term Loan”).  The Term Loan was established in March 2009 as a result of a conversion of a revolving line of credit.  The Term Loan is personally guaranteed by one of the Company’s stockholders and is collateralized by the assets of the Company.  Payments of principal and interest are approximately $2,700 per month. The Term Loan matures in five years and incurs interest at the rate of 6.75% per annum.  Balances due as of December 31, 2011 and 2010 were $67,000 and $93,000, respectively.

Dream Reachers, LLC has a mortgage related to certain real estate which houses the Company’s main offices in Plantation, Florida.   The loan originated July, 2010 in the amount of $192,500 and matures July 2020, when a balloon principal payment of approximately $129,000 becomes due.  The loan is collateralized by the real estate and is personally guaranteed by a stockholder of the Company and all members of the affiliate. Interest is fixed at 6.625% for the first five years of the loan, and converts to an adjustable rate for the second five years at the Federal Funds Rate plus 3.25%, as established by the United State Federal Reserve.   The balance under this mortgage loan as of December 31, 2011 and 2010 was approximately $186,000 and 190,000, respectively.  Monthly payments for principal and interest are approximately $1,500 until July 2015, when the total monthly payment may vary due to the adjustable interest rate provision in the note.

On August 23, 2011, the Company entered into a Letter of Intent agreement with a private equity group relating to a possible equity transaction. On September, 13, 2011, in connection with this contemplated transaction, the Company received a $150,000 bridge loan (the “Initial Bridge Loan”) from the private equity group.  The Initial Bridge Loan is secured by a promissory note for the amount of the loan, incurs interest at 12% per annum and matures on December 31, 2014.  On October 21, 2011, the Initial Bridge Loan was repaid.

On October 21, 2011, the Company entered into a second Bridge Loan agreement (the “Bridge Loan”) in the amount of $250,000 with a third party lender. The primary purpose is to repay the Initial Bridge Loan and to pay for certain professional fees in connection with a reverse merger with a Public Company. The Bridge Loan incurs interest at the rate of 12% per annum which will be due only in the event the contemplated equity transaction does not materialize. Upon the closing of the transaction, all interest accrued but not paid shall be deemed cancelled and paid in full and the entire principal amount of the note shall be automatically converted into an aggregate of 103,523 shares of common stock at a conversion price of $2.415 per share which is equal to a discount of 25% of to the Purchase Price. The loan was converted to stock in February 2012.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future annual principal payments for the five years ending December 31 are as follows:

2012	$283,640
2013	35,981
2014	13,909
2015	6,404
2016	6,848
Thereafter	155,275
Total	$502,057

6 – ADVANCE ON CONVERTIBLE PROMISSORY NOTES

In December 2011, the Company received a deposit of $170,000.  This deposit was an advance on three convertible promissory notes totaling approximately $314,000 signed on February 2, 2012.  These loans mature in August 2012 and subsequent to year end when the Company entered into the Merger Agreement with Anvex International, Inc., these loans were converted into stock.

7 – COMMITMENTS AND CONTINGENCIES

The Company leases certain office equipment under non cancelable operating lease arrangements.  Monthly payments under the lease agreements are approximately $600 as of December 31, 2011.

On September 1, 2011, the Company entered into a commercial lease agreement for additional office space.  The lease term is one year with five successive one year renewal options. Lease payments during the first year are approximately $2,500 for one month and $4,400 for the remaining eleven months.  The lease payment amount for any future renewal terms is to be mutually agreed to by the Company and the lessor.

Future minimum lease payments under these leases are as follows

Years Ending December 31:

2012	39,313
Total	$39,313

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 – STOCK TRANSACTIONS

On August 15, 2011, HRAA effected an 8 for 1 Stock Split and issued an additional 889,778 shares to the current owner of the Company. Additionally, the Company hired Keith Siddel and granted 254,223 unrestricted shares of Common Stock for his future services. Accordingly, the Company treated the issuance of the shares to Mr. Siddel as Stock Compensation.  At the time of the transaction the Company valued the stock based on current knowledge of the board and during the third quarter of 2011, the board estimated the fair value at approximately $256,000.  Subsequently the Company was able to raise capital at a higher valuation.   As a result of the Private Placement completed in February 2012 and since the grant of stock was within six months of this transaction the Board determined to revalue the stock at the price per share of the private placement and record additional compensation during the fourth quarter of 2011 of approximately $563,000 for total compensation of approximately $819,000.

9 – EMPLOYEE AGREEMENTS

We have entered into employment agreements with our officers and directors.

On July 15, 2011, HRAA entered into an employment agreement with our president and chief executive officer, Andrea Clark. The terms of Ms. Clark’s employment agreement is three(3) years, and provides for compensation that includes a base salary of $175,000, incentive awards, as well as a benefit package, including (a) medical, dental, vision, disability and life insurance; (b) profit sharing, stock options and pension plans; (c) education or tuition assistance; (d) air, auto and all related travel expense reimbursement; (e) expense allowance; and (f) relocation, moving, home office expense reimbursement.

On July 15, 2011, HRAA entered into an employment agreement with our chief operating officer, Robert Rubinowitz. The terms of Mr. Rubinowitz’s employment agreement is three(3) years, and provides for compensation that includes a base salary of $175,000, incentive awards, as well as a benefit package, including (a) medical, dental, vision, disability and life insurance; (b) profit sharing, stock options and pension plans; (c) education or tuition assistance; (d) air, auto and all related ravel expense reimbursement; (e) expense allowance; and (f) relocation, moving, home office expense reimbursement.

On August 15, 2011, HRAA entered into an employment agreement with our chief administrative officer, Keith Siddel The terms of Mr. Siddel’s employment agreement is three(3) years, and provides for compensation that includes a base salary of $175,000, incentive awards, as well as a benefit package, including (a) medical, dental, vision, disability and life insurance; (b) profit sharing, stock options and pension plans; (c) education or tuition assistance; (d) air, auto and all related ravel expense reimbursement; (e) expense allowance; and (f) relocation, moving, home office expense reimbursement.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 – CONCENTRATIONS

Sales to two customers were approximately 32% and 12% of net sales for the year ended December 31, 2011 and 2010, respectively.

Three vendors represented more than 68% of the outstanding Accounts Payable balance at the end of 2011. Two vendors represented more than 10% of the outstanding Accounts Payable balance at the end of 2010.

Three customers represented over 60% of the Accounts Receivable at the end of 2011.  Two customers represented over 20% of the Accounts Receivable in 2010.

11- INCOME TAXES

The Company has elected to convert from a Subchapter S corporation for Federal income tax purposes to a C corporation effective October 21, 2011.  Accordingly, the Company's income or losses are passed through the shareholders of HRAA for the period January 1 to October 21, 2011.  The Company will absorb the tax effects of any income or losses subsequent to the date of conversion to a C Corporation and in future years. Federal income tax returns for years prior to 2009 are no longer subject to examination by tax authorities.

The following table presents the pro forma effect had the Company’s converted to a C Corporation for the years presented:

	Year ended December 31,
	2011	2010

Book Income (loss)	$(1,171,921)	$142,305
Stock Compensation - non-deductible	818,595	-
Taxable Income (loss)	$(353,326)	$142,305
Rate	39%	39%
Tax Expense (benefit)	$(137,797)	$55,499

Net Earnings (Loss) Per Share	(.93)	.09
Basic and diluted

Weighted Average Number of Shares	1,113,701	1,016,800
Basic and diluted.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11- INCOME TAXES (CONTINUTED)

A deferred tax asset of approximately $169,500 would result from the C Corporation losses totaling $434,509 from the period October 22 through December 31, 2011. Those losses expire in December 31, 2032. A valuation allowance for its net operating losses has been applied because the Company is unsure when they will be able to use these losses.

The Company follows the provisions of uncertain tax positions as addressed in FASB Accounting Standards Codification 740-10-65-1. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than-not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

For informational purposes, the accompanying statements of income include an unaudited proforma adjustment for income taxes which would have been recorded if the Company had not been an S-Corporation, based on tax laws currently in effect during the respective periods.

We evaluated our material tax positions and determined that we did not have any uncertain tax positions requiring recognition of a liability. Our policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense. For the years ended December 31, 2011 and 2010, no estimated interest or penalties were recognized for the uncertainty of certain tax positions.

12 – SUBSEQUENT EVENTS

On February 2, 2012, the Company entered into three Convertible Promissory notes totaling $313,902.  These loans mature on August 1, 2012 and automatically convert into shares of the Company’s stock if the Company affected a qualified financing. In February 2012, in connection with the Merger, these shares were converted.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 – SUBSEQUENT EVENTS (Continued)

On February 10, 2012, the Company entered into a Merger agreement with Anvex International, Inc. (a public company) which was treated for accounting purposes as a reverse Merger with the Company considered the accounting acquirer.  Each share of the Company’s common stock was exchanged for the right to receive approximately 1,271 shares of Anvex’s common stock. Before their entry into the Merger Agreement, no material relationship existed between Anvex or Acquisition Sub and HRAA.

Pursuant to the terms and conditions of the Merger Agreement, and upon the consummation of the Merger:

●
Each share of HRAA’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 1,271 shares of Anvex’s common stock. An aggregate of 1,271,111shares of Anvex’s common stock were issued to the holders of HRAA’s common stock. Immediately prior to the Merger, HRAA had no outstanding securities other than shares of its common stock.

●
Prior to the closing of the Merger and the closing on at least the Minimum Offering Amount (as defined below), Anvex transferred all of its operating assets and liabilities to Anvex Split Corp., a Nevada corporation and its wholly-owned subsidiary (the “Split-Off Subsidiary”). Contemporaneously with the closing of the Merger, Anvex split-off the Split-Off Subsidiary through the sale of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) to its former sole officer and director (the “Split-Off Shareholder”). In connection with the Split-Off, an aggregate of 3,500,000 shares of Anvex’s common stock held by the Split-Off Shareholder were surrendered and cancelled without further consideration.

The purposes of the transactions were to complete a reverse merger, obtain new financing and complete a recapitalization of the company with the result being that HRAA became a wholly-owned subsidiary of Anvex. Anvex’s business operations will now focus on the business of HRAA and it’s management will be the management of HRAA.

ANVEX INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 – SUBSEQUENT EVENTS (CONTINUTED)

Private Placement Offering

Concurrently with the closing of the Merger and in contemplation of the Merger, HRAA sold 206,183 shares of the Company’s common stock, $0.001 par value (the “Shares”) for gross proceeds of $663,907 at a purchase price of $3.22 per share (the “Purchase Price”) in a private placement offering (the “Offering”). The Offering was being offered with a minimum amount of $470,000 (the “Minimum Offering Amount”) and up to a maximum of $1,500,000 (the “Maximum Offering Amount”).The Offering will continue until the earlier of (i) the termination of the Offering by the Company; (ii) the sale of the Maximum Offering Amount; and (iii) forty-five (45) days following the closing of the Minimum Offering Amount, which may be extended by the Company, in its sole discretion, for an additional thirty (30) days. Within sixty (60) days after the Maximum Offering Amount has been sold, we have agreed to file a registration statement on Form S-1 (or any other applicable form exclusively for the Offering) (the “Registration Statement”) registering for resale under the Securities Act all of the Shares sold in the Offering. If the Maximum Offering Amount is not sold, we are under no obligation to file the Registration Statement.

In addition, as part of the Offering, (i) holders of certain convertible notes of HRAA in an aggregate principal amount of $313,907.25 (the “HRAA Convertible Notes”), which principal amount were included in computing the Minimum Offering Amount, automatically converted into an aggregate of 97,487 shares of our common stock at a conversion price of $3.22 per share which is equal to the Purchase Price, and (ii) holders of certain senior secured bridge loan promissory notes of HRAA in the aggregate principal amount of $250,000 (the “HRAA Notes”) automatically converted into an aggregate of 103,523 shares of our common stock at a conversion price of $2.415 per share which is equal to a discount of 25% to the Purchase Price (collectively, the “Debt Conversions”).

As a result of the Offering, after payment of offering expenses including related legal and accounting expenses the Company received net proceeds of $406,407.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Health Revenue Assurance Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this  [*] day of September, 2012.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By:	/s/ Andrea Clark
Andrea Clark Chief Executive Officer and Director

By:	/s/ Robert Rubinowitz
Robert Rubinowitz Chief Financial Officer, President and Director,

In accordance with the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andrea Clark	Chief Executive Officer,	September 10, 2012
Andrea Clark	and Director

/s/ Robert Rubinowitz	Chief Financial Officer, President	September 10, 2012
Robert Rubinowitz	and Director